UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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THE GEO GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (866) 301-4436

March 30, 2009

Dear Shareholder:

You are cordially invited to attend the 2009 annual meeting of the shareholders of The GEO Group, Inc. We will hold the meeting on Wednesday, April 29, 2009, at 9:00 A.M. (EDT) at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida. We hope that you will be able to attend.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the proxy statement, a form of proxy and our 2008 annual report to shareholders. In addition to the specific proposals we are requesting shareholders to act upon, we will report on our business and provide our shareholders an opportunity to ask questions of general interest.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. After reading the enclosed proxy statement, please complete, sign, date and promptly return the proxy in the self-addressed envelope that we have included for your convenience. No postage is required if the proxy is mailed in the United States. Alternatively, you may wish to submit your proxy by touch-tone phone or the internet as indicated on the proxy card. Submitting the proxy card before the annual meeting will not preclude you from voting in person at the annual meeting should you decide to attend.

Sincerely,

George C. Zoley
Chairman of the Board,
Chief Executive Officer & Founder

THE GEO GROUP, INC.
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (561) 893-0101

Notice of Annual Meeting of Shareholders on April 29, 2009

March 30, 2009

The annual meeting of the shareholders of The GEO Group, Inc. will be held on Wednesday, April 29, 2009, at 9:00 A.M. (EDT) at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida for the purpose of considering and acting on the following proposals:

(1)	To elect seven (7) directors for the ensuing year;

(2)	To ratify the appointment of Grant Thornton LLP as our independent registered certified public accountants for the fiscal year 2009;

(3)	To approve amendments to The GEO Group, Inc. 2006 Stock Incentive Plan, including an amendment providing for the issuance of an additional 1,000,000 shares of GEO common stock pursuant to awards granted under the plan, and specifying that up to 333,000 shares of such additional shares may constitute awards other than stock options and stock appreciation rights, including shares of restricted stock;

(4)	To vote on a shareholder proposal requesting that GEO disclose, on a semi-annual basis, political contributions and expenditures made with corporate funds, both direct and indirect, as well as the policies and procedures for such contributions and expenditures; and

(5)	To transact any other business as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of GEO’s common stock of record at the close of business on March 3, 2009, the record date and time fixed by the board of directors, are entitled to notice of and to vote at the annual meeting. Additional information regarding the proposals to be acted on at the annual meeting can be found in the accompanying proxy statement.

By Order of the Board of Directors,

John J. Bulfin
Senior Vice President, General Counsel
and Corporate Secretary

i

PROXY STATEMENT

THE GEO GROUP, INC.
621 NW 53rd Street, Suite 700
Boca Raton, Florida 33487
Telephone: (561) 893-0101

March 30, 2009

The GEO Group Inc. (“GEO,” “we” or “us”) is furnishing this proxy statement in connection with the solicitation of proxies by our board of directors for use at the annual meeting of shareholders to be held at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida, April 29, 2009, at 9:00 A.M., Eastern Daylight Time. Please note that the proxy card provides a means to withhold authority to vote for any individual director-nominee. Also note that the format of the proxy card provides an opportunity to specify your choice between approval, disapproval or abstention with respect to the proposals indicated on the proxy card. A proxy card which is properly executed, returned and not revoked will be voted in accordance with the instructions indicated. A proxy voted by telephone or the internet and not revoked will be voted in accordance with the shareholder’s instructions. If no instructions are given, proxies that are signed and returned or voted by telephone or internet will be voted as follows:

“FOR” the election of the nominated directors for the ensuing year;

“FOR” the proposal to ratify the appointment of Grant Thornton LLP as the independent registered certified public accountants of GEO for the fiscal year 2009;

“FOR” the proposal to approve the amendments to The GEO Group Inc. 2006 Stock Incentive Plan described in this proxy statement; and

“AGAINST” the shareholder proposal requesting that GEO disclose, on a semi-annual basis, political contributions and expenditures made with corporate funds, both direct and indirect, as well as the policies and procedures for such contributions and expenditures.

This proxy statement, the notice of annual meeting, the proxy card and our 2008 annual report are first being sent to shareholders on or about March 30, 2009.

The enclosed proxy gives discretionary authority as to any matters not specifically referred to therein. Management is not aware of any other matters to be presented for action by shareholders at the annual meeting. If any such matter or matters properly come before the annual meeting, the designated proxy holders will have discretionary authority to vote thereon.

Holders of GEO common stock at the close of business on March 3, 2009 will be entitled to one vote for each share of common stock standing in their name on the books of GEO at that date. On March 3, 2009, GEO had 51,122,775 shares of common stock issued and outstanding.

The presence, in person or by proxy, of at least a majority of the total number of shares of common stock outstanding on the record date will constitute a quorum for purposes of the annual meeting. The election of directors requires a plurality of the votes cast. The appointment of Grant Thornton LLP will be ratified if the number of votes cast in favor of ratification exceeds the number of votes cast against ratification. The approval of amendments to The GEO Group, Inc. 2006 Stock Incentive Plan requires approval by a majority of the votes cast, provided that the total votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal. The shareholder proposal regarding political contributions will be approved if the number of votes cast in favor of approval exceeds the number of votes cast against approval. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the election of directors, the ratification of Grant Thornton LLP, and the shareholder proposal, but broker non-votes will not be counted for purposes of determining the presence of over 50% in interest of all securities for the approval of the amendment of The GEO Group, Inc. 2006 Stock Incentive Plan. However, neither abstentions nor broker non-votes are counted as votes either for or against a proposal and will have no effect on the proposals except that abstentions will have the effect of votes against amending The GEO Group, Inc. 2006 Stock Incentive Plan. If less than the majority of the outstanding shares of common stock are represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting to another date and time.

Any person giving a proxy has the power to revoke it any time before it is voted by providing written notice to GEO addressed to the Corporate Secretary, by executing and delivering a later dated proxy, or by attending the meeting and voting the shares in person.

The costs of preparation, assembly and mailing this proxy statement and the accompanying materials will be borne by GEO. It is contemplated that the solicitation of proxies will be by mail and telephone.

For information on how to obtain directions to be able to attend the meeting and vote in person contact our Director of Corporate Communications at 561-999-7306.

Important Notice Regarding Availability of Proxy Materials for the
Shareholder Meeting to be held On April 29, 2009.
The Proxy Statement and 2008 Annual Report to Shareholders are
available at http://www.thegeogroupinc.com.

Proposal 1

Election of Directors

Director Nominees

GEO’s board of directors is comprised of seven (7) members. The seven (7) nominees are listed below. All of the nominees are presently directors of GEO and were elected by the shareholders at GEO’s last annual meeting.

Unless instructed otherwise, the persons named on the accompanying proxy card will vote for the election of the nominees named below to serve for the ensuing year and until their successors are elected and qualified. If any nominee for director shall become unavailable (which management has no reason to believe will be the case), it is intended that the shares represented by the enclosed proxy card will be voted for any such replacement or substitute nominee as may be nominated by the board of directors.

		Director
Director Nominees	Age	Since	Current Positions

Wayne H. Calabrese	58	1998	Vice Chairman, President and COO
Norman A. Carlson	75	1994	Director
Anne N. Foreman	61	2002	Director
Richard H. Glanton	62	1998	Director
John M. Palms	73	2006	Director
John M. Perzel	59	2005	Director
George C. Zoley	59	1988	Chairman, CEO and Founder

The following is a brief biographical statement for each director nominee:

DIRECTOR NOMINEES

Wayne H. Calabrese	Mr. Calabrese is GEO’s Vice Chairman of the Board, President and Chief Operating Officer. He joined GEO as Vice President, Business Development in 1989 and has served in a range of increasingly senior positions since then. From 1992 to 1994, Mr. Calabrese was Chief Executive Officer of Australasian Correctional Management, Pty Ltd., a Sydney-based subsidiary of GEO. Mr. Calabrese has served as a director of GEO since 1998. Prior to joining GEO, Mr. Calabrese was a partner in the Akron, Ohio law firm of Calabrese, Dobbins and Kepple. He also served as an Assistant City Law Director in Akron; an Assistant County Prosecutor and Chief of the County Bureau of Support for Summit County, Ohio; and Legal Counsel and Director of Development for the Akron Metropolitan Housing Authority. He received his Bachelor’s Degree in Secondary Education from the University of Akron in Akron, Ohio and his Juris Doctor from the University of Akron Law School. Mr. Calabrese also serves as a director of numerous subsidiaries and partnerships through which GEO conducts its global operations.

Norman A Carlson	Mr. Carlson has served as a director of GEO since 1994 and served previously as a Director of The Wackenhut Corporation. Mr. Carlson retired from the Department of Justice in 1987 after serving as the Director of the Federal Bureau of Prisons for 17 years. During his 30-year career, Mr. Carlson worked at the United States Penitentiary, Leavenworth, Kansas, and at the Federal Correctional Institution, Ashland, Kentucky. Mr. Carlson was President of the American Correctional Association from 1978 to 1980, and is a Fellow in the National Academy of Public Administration. From 1987 until 1998, Mr. Carlson was Adjunct Professor in the Department of Sociology at the University of Minnesota.

Anne N. Foreman	Ms. Foreman has served as a director of GEO since 2002. Since 1999, Ms. Foreman has been a Trustee of the National Gypsum Company Bodily Injury Trust and Director and Treasurer of the Asbestos Claims Management Corporation. Ms. Foreman is on the board of directors of Ultra Electronics Defense, Inc. and is chairman of the board of directors of Trust Services, Inc. Ms. Foreman served as Under Secretary of the United States Air Force from September 1989 until January 1993. Prior to her appointment as Under Secretary, Ms. Foreman was General Counsel of the Department of the Air Force, a member of the Department’s Intelligence Oversight Board and the Department’s Chief Ethics Officer. She practiced law in the Washington office of Bracewell and Patterson and with the British solicitors Boodle Hatfield, Co., in London, England from 1979 to 1985. Ms. Foreman is a former member of the U.S. Foreign Service, and served in Beirut, Lebanon; Tunis, Tunisia; and the U.S. Mission to the U.N. Ms. Foreman earned a bachelor’s degree, magna cum laude, Phi Beta Kappa, in history and French, and a master’s in history from the University of Southern California in Los Angeles. She holds her juris doctor from American University in Washington D.C. and was awarded an honorary doctorate of law from Troy State University in Troy, Alabama. Ms. Foreman was twice awarded the Air Force Medal for Distinguished Civilian Service. Ms. Foreman also served on the Board of The Wackenhut Corporation for nine years.

DIRECTOR NOMINEES

Richard H. Glanton	Mr. Glanton has served as a director of GEO since 1998. Mr. Glanton is the founder, Chairman and CEO of Philadelphia Television Network, a privately held media company that owns a controlling interest in television station WTVE Channel 51, located in Reading and Philadelphia, Pennsylvania. From 2003 to 2007, Mr. Glanton was Senior Vice President of Corporate Development for Exelon Corporation, an energy company. He was a member of the Exelon board of directors since its inception in October 2000 until 2003 when he became an officer of the company. Mr. Glanton served as a Director on the Board of PECO Energy Company, a predecessor company of Exelon, from 1990 to 2000. Prior to joining Exelon in 2003, Mr. Glanton was a Partner in the General Corporate Group of the law firm of Reed, Smith, Shaw and McClay, LLP in Philadelphia, Pennsylvania and was with the firm since 1987. Mr. Glanton is active in public affairs and civic organizations and has a distinguished record of public service. He served from 1979 to 1983 as Deputy Counsel to Richard L. Thornburgh, former Governor of Pennsylvania. Mr. Glanton is a member of the board of directors of Aqua America Corporation and Chairman of its governance committee. He received his bachelor’s degree in English from West Georgia College (renamed State University of West Georgia) in Carrollton, Georgia and his juris doctor from the University of Virginia School of Law in Charlottesville, Virginia.

John M. Palms	John M. Palms, Ph.D. Sc.D. (Hon), LHD (Hon) has served as a director of GEO since 2006. Mr. Palms is currently a Distinguished University Professor Emeritus and Distinguished President Emeritus at the University of South Carolina. Dr. Palms serves on the board of directors of Exelon Corporation (Chair of Audit Committee), Computer Task Group (Audit Committee), Non-executive Chairman of Assurant, Inc. Dr. Palms served as President at the University of South Carolina from 1991 to 2002 and previously as President at Georgia State University from 1989 to 1991, and was former Vice-President for Academic Affairs at Emory University. Dr. Palms has served in a number of military and governmental positions and committees. He currently serves as Chairman of the Board of Trustees of the Institute for Defense Analyses. He also served in the United States Air Force with a Regular Commission and on the United States President’s Selection Committee for White House Fellows.

John M. Perzel	The Honorable John M. Perzel has served as a director of GEO since 2005. Mr. Perzel currently serves as a member of Pennsylvania’s House of Representatives. From April 2003 to January 2007, Mr. Perzel served as Speaker of the House. Prior to being elected Speaker, Mr. Perzel served four consecutive terms as House Majority Leader, becoming the longest serving House Majority Leader in Pennsylvania history. First elected to the House of Representatives in 1978, Speaker Perzel steadily climbed the ladder of responsibility, authority, and leadership. Before being elected Majority Leader in 1994, he held the offices of Republican Whip, Policy Committee Chairman, and head of the House Republican Campaign Committee. In March 2004, he established the Speaker’s Foundation Fund of the Philadelphia Foundation, a charitable organization created to support education, culture, and economic development across Pennsylvania. Mr. Perzel earned a bachelor’s degree from Troy State University in 1975.

DIRECTOR NOMINEES

George C. Zoley	George C. Zoley is GEO’s Chairman of the Board, Chief Executive Officer and Founder, and is Chairman of GEO Care, Inc., a wholly-owned subsidiary of The GEO Group, Inc. He served as GEO’s Vice Chairman and Chief Executive Officer from January 1997 to May of 2002. Mr. Zoley has served as GEO’s Chief Executive Officer since the company went public in 1994. Prior to 1994, Mr. Zoley served as President and Director since GEO’s incorporation in 1988. Mr. Zoley founded GEO in 1984 and continues to be a major factor in GEO’s development of new business opportunities in the areas of correctional and detention management, health and mental health and other diversified government services. Mr. Zoley also serves as a director of several business subsidiaries through which The GEO Group, Inc. conducts its operations worldwide. Mr. Zoley has bachelor’s and master’s degrees in Public Administration from Florida Atlantic University (FAU) and a Doctorate Degree in Public Administration from Nova Southeastern University (NSU). For seven years, Mr. Zoley served as a member of the Board of Trustees of Florida Atlantic University in Boca Raton, Florida, and previously served as Chairman of the Board of Trustees. Mr. Zoley also served as Chair of the FAU Presidential Search Committee and a member of the FAU Foundation board of directors.

The election of each director will require the affirmative vote of a plurality of the votes cast by holders of the shares of common stock present in person or by proxy at the annual meeting.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” each of the seven nominees for director.

Executive Officers of GEO

The executive officers of GEO are as follows:

Name	Age	Position

George C. Zoley	59	Chairman of the Board, Chief Executive Officer and Founder
Wayne H. Calabrese	58	Vice Chairman, President and Chief Operating Officer
John G. O’Rourke(1)	58	Senior Vice President and Chief Financial Officer
John J. Bulfin	55	Senior Vice President, General Counsel and Secretary
Jorge A. Dominicis	46	Senior Vice President, Residential Treatment Services, President — GEO Care, Inc.
John M. Hurley	61	Senior Vice President, President — U.S. Corrections
Thomas M. Wierdsma	58	Senior Vice President, Project Development
Brian R. Evans	41	Vice President — Finance, Treasurer and Chief Accounting Officer

(1)	On February 12, 2009, GEO announced the retirement of Mr. O’Rourke effective August 2, 2009. Mr. O’Rourke will be replaced by Mr. Evans beginning August 2, 2009.

George C. Zoley — Please refer to the biographical information listed above in the “Directors Nominees” section.

Wayne H. Calabrese — Please refer to the biographical information listed above in the “Directors Nominees” section.

John G. O’Rourke — Mr. O’Rourke has been responsible for GEO’s business management since 1991, assuming the position of Chief Financial Officer in 1994. Over this 17 year period, GEO has grown from approximately $30 million in revenue in 1991 to $1 billion in revenue in 2007. Prior to joining GEO, Mr. O’Rourke was a career officer in the United States Air Force. In addition to operational flying experience as an instructor pilot in B-52 aircraft, his assignments included senior positions in the Pentagon involved in managing several multi-billion dollar national security projects, including the B-2 Stealth Bomber. Mr. O’Rourke earned his bachelor’s degree in International Relations from St. Joseph’s University in Philadelphia, Pennsylvania and a master’s degree in Political Science from the University of North Dakota in Grand Forks, North Dakota. He is also a graduate of the Defense Systems Management College.

John J. Bulfin — As GEO’s General Counsel and Secretary since 2000, Mr. Bulfin has oversight responsibility for all GEO litigation, investigations, professional responsibility and corporate governance. Mr. Bulfin is a member of the Florida Bar and the American Bar Associations. He has been a trial lawyer since 1978 and is a Florida Bar Board Certified Civil trial lawyer. Prior to joining GEO in 2000, Mr. Bulfin was a founding partner of the West Palm Beach law firm of Wiederhold, Moses, Bulfin & Rubin. Mr. Bulfin attended the University of Florida, received his bachelor’s degree from Regis College in Denver, Colorado and his juris doctor from Loyola University in Chicago, Illinois.

Jorge A. Dominicis — Mr. Dominicis joined GEO in May 2004 as Senior Vice President of Residential Treatment Services and President of GEO Care, Inc., a wholly-owned subsidiary of GEO. Mr. Dominicis is responsible for the overall management, administrative, and business development activities of the Residential Treatment Services division of GEO and of GEO Care, Inc. Prior to joining GEO, Mr. Dominicis served for 14 years as Vice President of Corporate Affairs at Florida Crystals Corporation, a sugar company, where he was responsible for governmental and public affairs activities, as well as for the coordination of corporate community outreach and charitable involvement. Prior to that, Mr. Dominicis served in public and government policy positions.

John M. Hurley — As GEO’s Senior Vice President since 2000 and President of U.S. Corrections since late 2006, Mr. Hurley is responsible for the overall administration and management of GEO’s U.S. detention and correctional facilities. From 1998 to 2000, Mr. Hurley served as Warden of GEO’s South Bay, Florida correctional facility. Prior to joining GEO in 1998, Mr. Hurley was employed by the Department of Justice, Federal Bureau of Prisons for 26 years. During his tenure, he served as Warden at three different Bureau facilities. He also served as Director of the Bureau’s Staff Training Center in Glynco, Georgia. Mr. Hurley received his bachelor’s degree from the University of Iowa in Sociology and a Certificate in Public Administration from the University of Southern California, Washington D.C. extension campus.

Thomas M. Wierdsma — Mr. Wierdsma joined GEO in January 2007 as Senior Vice President of Project Development. Prior to joining GEO, Mr. Wierdsma served for 25 years with Colorado-based Hensel Phelps Construction Company in a number of increasingly senior positions, most recently serving as Director of Project Planning and Development. Prior to that position, Mr. Wierdsma acquired over ten years of multi-project operations management experience on projects ranging in size from $10 million to $300 million. Mr. Wierdsma earned his bachelor’s degree in Civil Engineering from Valparaiso University in Indiana.

Brian R. Evans — Mr. Evans has been GEO’s Vice President of Finance and Treasurer since May 2007 and Chief Accounting Officer since May 2003. Effective August 2009, Mr. Evans will assume the role as Chief Financial Officer for the Company upon the announced retirement of Mr. O’Rourke. Mr. Evans joined GEO in October 2000 as Corporate Controller. From 1994 until joining GEO, Mr. Evans was with the West Palm Beach office of Arthur Andersen, LLP where his most recent position was Manager in the Audit and Business Advisory Services Group. From 1990 to 1994, Mr. Evans served in the U.S. Navy as an officer in the Supply Corps. Mr. Evans has a bachelor’s degree in Accounting from the University of Notre Dame and is a member of the American Institute of Certified Public Accountants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of GEO’s common stock that were beneficially owned at March 3, 2009 (unless stated otherwise) by (i) each nominee for election as director at the 2008 annual meeting of shareholders, (ii) each named executive officer (as defined below), (iii) all director nominees and executive officers as a group, and (iv) each person or group who was known by GEO to beneficially own more than 5% of GEO’s outstanding common stock.

	Amount & Nature
	of Beneficial	Percent
Name and Address of Beneficial Owner(1)	Ownership(2)	of Class(3)

DIRECTOR NOMINEES(4)(5)
Wayne H. Calabrese	715,604	1.38
Norman A. Carlson	56,600	*
Anne N. Foreman	38,200	*
Richard H. Glanton	18,100	*
John M. Palms	11,000	*
John M. Perzel	19,100	*
George C. Zoley	1,095,492	2.11

NAMED EXECUTIVE OFFICERS(4)(5)
John J. Bulfin	222,122	*
John M. Hurley	126,353	*
John G. O’Rourke	199,515	*

ALL DIRECTOR NOMINEES AND EXECUTIVE OFFICERS AS A GROUP (13 Persons)(6)	2,642,799	*

OTHER
Wells Fargo & Company(7)	4,667,308	9.13
Barclays Global Investors, N.A.(8)	3,198,645	6.26
Fred Alger Management, Inc.(9)	3,164,669	6.19

* Beneficially owns less than 1% of GEO’s common stock

(1)	Unless stated otherwise, the address of the beneficial owners is 621 NW 53rd Street, Boca Raton, Florida 33487.

(2)	Information concerning beneficial ownership was furnished by the persons named in the table or derived from documents filed with the Securities and Exchange Commission, which we refer to as the SEC. Unless stated otherwise, each person named in the table has sole voting and investment power with respect to the shares beneficially owned.

(3)	As of March 3, 2009, GEO had 51,122,775 shares of common stock outstanding.

(4)	These figures include shares of common stock underlying stock options held by directors nominees and the named executive officers that are immediately exercisable, or are scheduled to become exercisable within 60 days of March 3, 2009, in the following amounts: Mr. Calabrese — 555,448; Mr. Carlson — 43,600; Ms. Foreman — 31,600; Mr. Glanton — 12,100; Mr. Palms — 1,000; Mr. Perzel — 9,100; Mr. Zoley — 895,510; Mr. Bulfin — 196,471; Mr. Hurley — 99,226; and Mr. O’Rourke — 177,571.

(5)	These figures include shares of restricted stock held by director nominees and the named executive officers, that are unvested but have voting rights, in the following amounts: Mr. Calabrese — 90,156; Mr. Carlson — 6,000; Ms. Foreman — 6,000; Mr. Glanton — 6,000; Mr. Palms — 6,000;

Mr. Perzel — 6,000; Mr. Zoley — 154,982; Mr. Bulfin — 18,486; Mr. Hurley — 18,486 and Mr. O’Rourke — 21,944.

(6)	Includes 2,121,426 shares of common stock underlying stock options held by director nominees and executive officers (13 persons total) that are immediately exercisable or are scheduled to become exercisable within 60 days of March 3, 2009.

(7)	The principal business address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. By Schedule 13G, dated January 20, 2009, Wells Fargo & Company reported that, as of December 31, 2008, it beneficially owned 4,667,308 shares with sole voting power over 4,628,186 of such shares and sole dispositive power over 4,155,207 of such shares.

(8)	The principal business address of Barclays Global Investors N.A. is 400 Howard Street, San Francisco, California 94105. By Schedule 13G, dated February 6, 2009, Barclays Global Investors N.A. reported that, as of December 31, 2008, it beneficially owned 3,198,645 shares with sole voting power over 2,421,275 of such shares and sole dispositive power over 3,198,645 of such shares.

(9)	The principal business address of Fred Alger Management is 111 Fifth Avenue, New York, New York 10003. By Schedule 13G, dated February 17, 2009, Fred Alger Management reported that, as of December 31, 2008, it beneficially owned 3,164,669 shares with sole voting and dispositive power over 3,164,669 of such shares.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND OTHER CORPORATE GOVERNANCE INFORMATION

GEO’s board of directors held 5 meetings during fiscal year 2008. Each director attended at least 75% of the total number of meetings of the board of directors and of the meetings held by all board committees on which such director served.

Director Independence

Pursuant to the corporate governance standards applicable to companies listed on the New York Stock Exchange (“NYSE”), the board of directors must be comprised of a majority of directors who qualify as independent directors. In determining independence, each year the board of directors affirmatively determines whether directors have a “material relationship” with GEO. When assessing the “materiality” of a director’s relationship with GEO, the board of directors considers all relevant facts and circumstances, not merely from the director’s standpoint, but also from that of the persons or organizations with which the director has an affiliation. An independent director is free from any relationship with GEO that may impair the director’s ability to make independent judgments. Particular attention is paid to whether the director is independent from management and, with respect to organizations affiliated with a director with which GEO does business, the frequency and regularity of the business conducted, and whether the business is carried out at arm’s length on substantially the same terms to GEO as those prevailing at the time from unrelated third parties for comparable business transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships.

Applying the NYSE’s independence standards, the board of directors has determined that Norman A. Carlson, Anne N. Foreman, Richard H. Glanton, John M. Palms, and John M. Perzel qualify as independent under the NYSE’s corporate governance standards, and that the board of directors is therefore comprised of a majority of independent directors. The board of directors’ determination that each of these directors is independent was based on the fact that none of the directors had a material relationship with GEO outside of such person’s position as a director, including a relationship that would disqualify such director from being considered independent under the NYSE’s listing standards.

Committees

Under our corporate governance guidelines, the board of directors has established eight standing committees. The members of the board of directors serving on certain of these committees and the functions of those committees are set forth below.

AUDIT AND FINANCE COMMITTEE
Richard Glanton, Chairman
John M. Palms
John M. Perzel

COMPENSATION COMMITTEE
Richard H. Glanton, Chairman
Anne N. Foreman
John M. Perzel

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Anne N. Foreman, Chairman
Richard H. Glanton
John M. Perzel

EXECUTIVE COMMITTEE
George C. Zoley, Chairman
Wayne H. Calabrese
Richard H. Glanton	CORPORATE PLANNING COMMITTEE
Anne N. Foreman, Chairman
Norman A. Carlson
John M. Palms

OPERATIONS AND OVERSIGHT COMMITTEE
Norman A. Carlson, Chairman
Richard H. Glanton
Anne N. Foreman

LEGAL STEERING COMMITTEE
Richard H. Glanton, Chairman
Anne N. Foreman
John M. Palms

INDEPENDENT COMMITTEE
Norman A. Carlson, Chairman
John M. Perzel
Anne N. Foreman
Richard H. Glanton
John M. Palms

Audit and Finance Committee

The Audit and Finance Committee met six times during fiscal year 2008. The Report of the Audit and Finance Committee is included later in this proxy statement.

All of the members of the Audit and Finance Committee are independent (as independence is defined under Exchange Act Rule 10A-3, as well as under Section 303A.02 of the NYSE’s listing standards). In addition, the board of directors has determined that Mr. Glanton is an “audit committee financial expert” as that term is defined under Item 407(d)(5) of Regulation S-K of the SEC’s rules.

The Audit and Finance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Audit and Finance Committee include the following:

•	select, in its sole discretion, our independent auditor, review and oversee its performance and approve its compensation;

•	review and approve in advance the terms of our independent auditor’s annual engagement, including the proposed fees, as well as the scope of auditing services to be provided;

•	review with management, our internal auditor and our independent auditor, our significant financial risks or exposures and assess the steps management has taken to monitor and mitigate such risks or exposures;

•	review and discuss with management and our independent auditor the audit of our annual financial statements and our internal controls over financial reporting, and our disclosure and the independent auditor’s reports thereon;

•	meet privately with our independent auditor on any matters deemed significant by the independent auditor;

•	establish procedures for the submission, receipt, retention and treatment, on an anonymous basis, of complaints and concerns regarding our accounting, internal accounting controls or auditing matters;

•	review with our counsel legal matters that may have a material impact on our financial statements, our compliance policies and any material reports or inquiries from regulators or government agencies; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

Compensation Committee

The Compensation Committee met five times during fiscal year 2008. The Report of the Compensation Committee is included later in this proxy statement.

All of the members of the Compensation Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Compensation Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Compensation Committee include the following:

•	review on a periodic basis and, if appropriate, make recommendations with respect to, director compensation;

•	establish our executive compensation philosophy, and review and approve the compensation of all of our corporate officers, including salaries, bonuses, stock option grants and other forms of compensation;

•	review the general compensation structure for our corporate and key field employees;

•	establish annual and long-term performance goals for the compensation of our CEO and other senior executive officers, evaluate the CEO’s and such other senior executives’ performance in light of those goals, and, either as a committee or together with the other independent members of the board of directors, determine and approve the CEO’s and such other senior executives’ compensation level based on this evaluation;

•	review our program for succession and management development;

•	review our incentive-based compensation and equity-based plans and make recommendations to the board of directors with respect thereto; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see “Compensation Discussion and Analysis” elsewhere in this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met three times during fiscal year 2008.

All of the members of the Nominating and Corporate Governance Committee are independent (as independence is defined under Section 303A.02 of the NYSE’s listing standards).

The Nominating and Corporate Governance Committee has a written charter adopted by the board of directors. It can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the charter is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306. Pursuant to the charter, the main functions and responsibilities of the Nominating and Corporate Governance Committee include the following:

•	identify candidates qualified to become members of the board of directors and select, or recommend that the full board of directors select, such candidates for nomination and/or appointment to the board of directors;

•	review candidates for the board of directors recommended by shareholders;

•	after consultation with the Chairman and CEO, recommend to the board of directors for approval all assignments of committee members, including designations of the chairs of the committees;

•	establish the evaluation criteria for the annual self-evaluation by the board of directors, including the criteria for determining whether the board of directors and its committees are functioning effectively, and implement the process for annual evaluations;

•	develop, adopt, review annually and, if appropriate, update, corporate governance guidelines for GEO and evaluate compliance with such guidelines;

•	consider other corporate governance issues that arise from time to time, and advise the board of directors with respect to such issues; and

•	address or take action with respect to any other matter specifically delegated to it from time to time by the board of directors.

Executive Committee

Periodically during fiscal year 2008, members of the Executive Committee informally discussed various matters relating to GEO’s business. The Executive Committee has full authority to exercise all the powers of the board of directors between meetings of the board of directors, except as reserved by the board of directors. During 2008, the Executive Committee acted three times through resolutions adopted at duly convened meetings or by unanimous written consent. All actions taken by the Executive Committee in 2008 were ratified by the board of directors at their next quarterly meeting.

Corporate Planning Committee

The Corporate Planning Committee periodically reviews with management various corporate strategic initiatives, including potential merger and acquisition activities, business expansion issues and corporate finance matters.

Operations and Oversight Committee

The Operations and Oversight Committee reviews with management various issues relating to our operations that may arise from time to time.

Legal Steering Committee

The Legal Steering Committee reviews with management strategy issues with respect to material litigation and other discrete legal issues.

Independent Committee

The Independent Committee considers matters that may arise from time to time that the board of directors designates for independent director review.

Director Identification and Selection

The processes for director selection and director qualifications are set forth in Section 3 of our Corporate Governance Guidelines. The board of directors, acting on the recommendation of the Nominating and Corporate Governance Committee, will nominate a slate of director candidates for election at each annual meeting of shareholders and will elect directors to fill vacancies, including vacancies created as a result of any increase in the size of the board, between annual meetings. Nominees for director are selected on the basis of outstanding achievement in their personal careers, broad experience, wisdom, integrity, ability to make independent, analytical inquiries, understanding of the business environment, and willingness to devote adequate time to the duties of the board of directors. The board believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of GEO, (ii) the results of operations and financial condition of GEO and of any significant subsidiaries or business segments, and (iii) the relative standing of GEO and its business segments in relation to its competitors. The board is committed to diversified membership and will not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. The Nominating and Corporate Governance Committee may, to the extent it deems appropriate, engage a third party professional search firm to identify and review new director candidates and their credentials.

The Nominating and Corporate Governance Committee will consider proposed nominees whose names are submitted to it by shareholders; however, it does not have a formal process for that consideration. The Nominating and Corporate Governance Committee has not adopted a formal process because it believes that the informal consideration process has been adequate to date. The Nominating and Corporate Governance Committee intends to review periodically whether a more formal policy should be adopted. If a shareholder wishes to suggest a proposed name for committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Corporate Secretary, at least six months before the next annual meeting to assure time for meaningful consideration by the committee.

Code of Business Conduct and Ethics

The board of directors has adopted a code of business conduct and ethics applicable to GEO’s directors, officers, employees, agents and representatives, including its consultants. The code strives to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full, fair, accurate, timely and transparent disclosure, compliance with the applicable government and self-regulatory organization laws, rules and regulations, prompt internal reporting of violations of the code, and accountability for compliance with the code. The code can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the code is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306.

Code of Ethics for CEO, Senior Financial Officers and Other Employees

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002, the board of directors has also adopted a code of ethics for the CEO, its senior financial officers and all other employees. The text of this code is located in Section 18 of GEO’s code of business conduct and ethics. The code can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the code is available in print to any shareholder who requests it by contacting our Director of Corporate Communications at 561-999-7306.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to promote the effective functioning of the board of directors and its committees, and the continued implementation of good corporate governance practices. The corporate governance guidelines address matters such as the role and structure of the board of directors, the selection, qualifications and continuing education of members of the board of directors, board meetings, non-employee director executive sessions, board self-evaluation, board committees, CEO performance review, succession planning, non-employee director compensation, certain shareholder matters and certain shareholder rights.

The corporate governance guidelines can be found on our website at http://www.thegeogroupinc.com by clicking on the link “Corporate” on our homepage and then clicking on the link “Corporate Governance.” In addition, the corporate governance guidelines are available in print to any shareholder who requests them by contacting our Director of Corporate Communications at 561-999-7306.

Annual Board and Committee Self-Assessments and Non-Employee Director Executive Sessions

The board of directors conducts a self-assessment annually, which is reported by the Nominating and Corporate Governance Committee to the board of directors. In addition, the Audit and Finance Committee, the Compensation Committee and the Nominating and Corporate Governance Committee also undergo annual self-assessments of their performance. The non-employee directors of the board of directors meet in executive session at least twice per year and such meetings are presided over by a presiding director who is typically the chairman of the Nominating and Corporate Governance Committee, who is currently Anne Foreman.

Shareholder Communications with Directors

The board of directors has adopted a process to facilitate written communications by shareholders or other interested parties to the entire board, the independent members of the board as a group or any individual member of the board, including the presiding director for non-employee director executive sessions. Persons wishing to write to the board of directors of GEO, or to a specified director (including the presiding director for non-employee director executive sessions) or committee of the board, should send correspondence to the Corporate Secretary at 621 NW 53rd Street, Suite 700, Boca Raton, Florida, 33487.

The Corporate Secretary will forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be appropriate for consideration by the directors include commercial solicitations and matters not relevant to the shareholders, to the functioning of the board, or to the affairs of GEO.

Board Member Attendance at Annual Meetings

GEO encourages all of its directors to attend the annual meeting of shareholders. We generally hold a board meeting coincident with our annual meeting to minimize director travel obligations and facilitate their attendance at the annual meeting of shareholders. All of our then current directors attended the 2008 annual meeting of shareholders.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

Grant Thornton LLP (“Grant Thornton”) served as GEO’s independent registered certified public accountants in fiscal years 2008 and 2007. A member of Grant Thornton will be present at the annual meeting to make a statement if so desired and will be available to respond to appropriate questions. The following sets forth the aggregate fees billed to GEO by Grant Thornton in fiscal years 2008 and 2007.

	Grant Thornton LLP	Grant Thornton LLP
	2008	2007

Audit Fees(1)	$1,675,317	$1,963,443
Audit Related Fees(2)	—	422,211
Tax Fees(3)	15,775	25,288
All Other Fees(4)	—	1,826

Total	$1,691,092	$2,412,768

(1)	Audit fees include fees associated with the annual audit, reviews of the financial statements included in GEO’s Quarterly Reports on Form 10-Q, statutory audits required internationally, filings with the SEC, compliance with Section 404 of the Sarbanes-Oxley Act, and accounting consultations performed in connection with the annual audit. Audit fees for 2007 include an aggregate of approximately $270,880 in fees relating to certain services provided by Grant Thornton in connection with GEO’s acquisition of CentraCore Properties Trust in January 2007 and GEO’s follow-on public equity offering in March 2007.

(2)	Audit-related fees primarily consist of fees for due diligence pertaining to business combinations.

(3)	Tax fees consist of fees for tax compliance and advice primarily pertaining to GEO’s foreign locations.

(4)	All Other Fees consist of fees related to the review of shareholder agreements at one of GEO’s foreign subsidiaries.

The Audit and Finance Committee of the board of directors has implemented procedures to ensure that all audit and permitted non-audit services provided to GEO are pre-approved by the Audit and Finance Committee. All of the audit, audit-related, tax and all other services provided by Grant Thornton to GEO in 2008 and 2007 were approved by the Audit and Finance Committee pursuant to these procedures. All non-audit services provided in 2008 and 2007 were reviewed with the Audit and Finance Committee, which concluded that the provision of such services by Grant Thornton was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit and Finance Committee Pre-Approvals of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee periodically approves the provision of various audit, audit-related, tax and other services by Grant Thornton. The Audit and Finance Committee plans to continue to review and pre-approve such services as appropriate. In addition, the Audit and Finance Committee has delegated to its Chairman, Richard H. Glanton, the authority to grant, on behalf of the Audit and Finance Committee, the pre-approvals required under the Sarbanes-Oxley Act for the provision by Grant Thornton to GEO of auditing and permissible non-audit services; provided, however, that any decision made by Mr. Glanton with respect to any such pre-approvals must be presented at the next regularly scheduled full Audit and Finance Committee meeting that is held after such decision is made.

All of the services provided by Grant Thornton to GEO in 2008 and 2007 were approved by the Audit and Finance Committee pursuant to these procedures. The Audit and Finance Committee will continue to review and pre-approve such services as appropriate.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Role of the Compensation Committee

The Compensation Committee of our board of directors establishes and regularly reviews our compensation philosophy and programs, exercises authority with respect to the determination and payment of base and incentive compensation to executive officers and administers our 2006 stock incentive plan. Our Compensation Committee consists of three members, each of whom is independent as that term is defined in the Sarbanes-Oxley Act of 2002 and the rules and regulations that have been promulgated under that Act, and in the listing standards of the New York Stock Exchange. The Compensation Committee operates under a written charter that was first adopted by our board of directors in February 2004 and has been amended one time since. The charter more fully describes the role, responsibilities and functioning of the Compensation Committee. A current copy of this charter can be viewed on our website at www.thegeogroupinc.com.

Overview of Compensation Structure

Our compensation structure for named executive officers has historically consisted of four basic components — a salary, an annual bonus, an annual equity compensation grant and certain other benefits and perquisites, as more fully described below.

In 2004, our Compensation Committee selected and engaged Towers Perrin, a nationally recognized independent compensation consulting firm, to conduct a comprehensive review of executive compensation. This review was undertaken to determine whether the compensation package afforded to our executive officers was, at that time, competitive and/or complete when compared with similarly situated companies.

In the review, Towers Perrin was asked to review the current compensation packages for our top executive officers and compare them with packages offered to officers at a targeted universe of peer group companies. The analysis and development of findings entailed regular meetings between Towers Perrin and the committee. Towers Perrin ultimately provided the committee with its findings and analysis, which the committee has continued to take into account when determining its policies and the basis upon which our named executive officers are compensated.

The Compensation Committee retained Towers Perrin directly, supervised all work assignments performed by them, and reviewed and approved all work invoices received from them for payment. In conducting its review, Towers Perrin was at times required to work with our management in order to obtain compensation information and data to perform its tasks. Other than as described above, Towers Perrin was not asked to perform any other services for us. The Compensation Committee intends to periodically retain a nationally recognized independent compensation consulting firm in order to conduct updated reviews of our named executive officer compensation.

Under its charter, the Compensation Committee has the ability to retain any advisors it deems necessary or desirable in order for it to discharge its duties. The Compensation Committee also has sole authority to terminate the retention of any advisor it has retained.

When making decisions regarding the compensation of named executive officers, including the Chief Executive Officer, the Compensation Committee considers the data and analyses prepared by Towers Perrin that include our company’s prior performance, historical pay to the named executive officers and the appropriateness of such compensation compared to that of our peer group companies. The Compensation Committee also considers the compensation recommendations set forth by the Chief Executive Officer for named executive officers other than himself. Additionally, the Chief Executive Officer provides the Compensation Committee with a compensation recommendation for himself which the committee takes into account in setting his compensation. In making recommendations regarding his base salary, the Chief Executive Officer recommends an annual increase of at least 5% in accordance with the terms of his employment agreement. When considering compensation matters generally, and the compensation packages of the named executive officers in particular, the Compensation Committee meets in executive session outside the presence of the named executive officers.

Compensation Program Objectives and What the Program is Designed to Reward

Our executive compensation program is designed to attract and retain our officers and to motivate them to increase shareholder value on both an annual and a longer term basis primarily by generating increasing levels of revenue and net income. To that end, compensation packages include significant incentive forms of compensation to ensure that an executive officer’s interest is aligned with the interests of our shareholders in generating revenue and net income.

Elements of Compensation

Our compensation program for named executive officers consists of the following components:

•	Salaries

•	Annual cash incentive compensation

•	Equity compensation

•	Other benefits and perquisites

Each of these components is reflected in the Summary Compensation Table set forth below and is also discussed in further detail below.

Why Each Element of Compensation is Paid and How the Amount of Each Element is Determined

The following is a brief discussion of each element of our named executive officer compensation. The Compensation Committee pays each of these elements in order to ensure that a desirable overall mix is established between base compensation and incentive compensation, cash and non-cash compensation and annual and long-term compensation. The committee also evaluates on a periodic basis the overall competitiveness of our executive compensation packages as compared to packages offered in the marketplace for which we compete for executive talent. Overall, our committee believes that our executive compensation packages are currently appropriately balanced and structured to retain and motivate our named executive officers, who we believe constitute the most experienced senior management team in our industry.

Salaries.  The cash salaries paid to the named executive officers were established following the Towers Perrin study in 2004 and have either remained at the same level or increased by no more than 10% annually since the time of the study. These salaries have been incorporated into the terms of existing executive employment agreements with our named executive officers. Any increases in salaries have been made either pursuant to the terms of the employment agreements or at the discretion of the Compensation Committee. Messrs. Zoley and Calabrese, who also serve as our Chairman and Vice Chairman, respectively, receive no additional compensation for their board service.

Annual Cash Incentive Compensation.  Annual cash incentive compensation for each of our named executive officers is governed by our Senior Management Performance Award Plan which was approved by our shareholders at the company’s 2005 annual meeting of shareholders. Payments made in accordance with this plan are tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. The plan is administered by our Compensation Committee, which has the authority to make all discretionary determinations necessary or appropriate under the plan. The plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Vice President of Human Resources.

Under the plan, each of our named executive officers is eligible to receive annual cash incentive compensation based on our relative achievement of budgeted revenue and net income after tax for the fiscal year. For purposes of the plan, net income after tax means our net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining our net income after tax. Non-recurring and unusual items not included or planned for in our annual budget may also be excluded from net income after tax in the sole and absolute discretion of the Compensation

Committee. In determining the amount of annual incentive cash compensation awarded, our net income after tax is weighted 65% and our revenue is weighted 35%.

Awards under the plan are made as follows: (i) targets for budgeted revenue and net income after tax are set at the beginning of each fiscal year; (ii) the plan includes for each named executive officer an annual incentive target amount as a percentage of the officer’s salary which forms the basis for computing the officer’s award under the plan; and (iii) at the end of the fiscal year, a multiplier set forth in the plan that is based on our relative achievement of budgeted revenue and net income after tax for the fiscal year is applied to each officer’s annual incentive target amount referenced in (ii) above. The multiplier is the same for all named executive officers. Please see “Certain Material Executive Compensation Agreements and Arrangements — Senior Management Performance Award Plan” for a further description of each named executive officer’s annual incentive target amount and the multiplier applied to that amount under the terms of the plan.

In addition to the calculations described above, if the budgeted goals for revenue and net income after tax are exceeded, the annual incentive target amounts for the Chief Financial Officer and the other Senior Vice Presidents may be increased up to an additional 50% upon the recommendation of the Chief Executive Officer subject to the approval of the Compensation Committee. The Chief Executive Officer and the President are not eligible for discretionary adjustments. Factors typically considered by the Compensation Committee and the Chief Executive Officer in determining whether to grant the discretionary award include the contribution of the particular officer during the fiscal year and the achievement of previously agreed upon goals and objectives.

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, change the class of eligible employees or make any other change that would require shareholder approval under the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code, in each case, without the prior approval of our shareholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Internal Revenue Code).

Equity Compensation.  Our Compensation Committee has historically granted awards under our equity compensation plans to our key employees and members of our board of directors to create a more performance-oriented culture and to further align the interests of management and our shareholders.

Our current equity compensation plan is The GEO Group, Inc. 2006 Stock Incentive Plan (the “2006 Plan”), which was approved by our shareholders at our 2006 annual meeting of shareholders. As of March 3, 2009, awards with respect to a total of 1,400,000 had previously been authorized for issuance under the 2006 Plan, awards with respect to a total of 1,331,243 shares of common stock had previously been issued under the 2006 Plan, and there were awards with respect to an additional total of 68,757 shares of common stock available for future issuance under the 2006 Plan. Prior to the implementation of the 2006 Plan, substantially all of our equity compensation awards had consisted of stock option grants. However, since the adoption of the 2006 Plan, we have issued 774,228 shares of restricted stock (excluding cancelled shares) and stock options representing the right to acquire 685,000 shares of common stock. Of these awards, 508,115 represent shares of restricted stock granted to the named executive officers, including 258,966 shares to Mr. Zoley, 150,315 shares to Mr. Calabrese, 36,890 shares to Mr. O’Rourke, 30,972 shares to Mr. Bulfin, and 30,972 shares to Mr. Hurley.

Our Compensation Committee has historically granted awards under our equity compensation plans either at the time of our annual shareholders meetings or following the end of our fiscal year in connection with the completion of our annual compensation cycle, however, in October 2008 we granted stock options to management and employees. In the future, we may from time to time grant equity awards throughout the year. Equity compensation awards are priced as of the close of business on the date of grant.

Our Compensation Committee also from time to time grants equity compensation awards, including stock options, in connection with the hiring of new employees. In this case, the new employee may receive a grant of stock options that is priced as of the close of business on the date of hire, and is in a quantity generally consistent with amounts initially granted to similarly situated employees in the past by the Compensation Committee.

The amounts of awards granted under our equity compensation plans are determined by the Compensation Committee after taking into account a number of factors, including the recommendations of the Chief Executive

Officer, the availability of awards for issuance companywide, the overall performance of the company and the individual performances of the grantees.

Under our plan, shares of restricted stock vest at the rate of 25% per year in each of the four years following the date of grant, subject to vesting acceleration in the case of a change in control as defined in our plan. Except for stock option awards to Mr. Zoley prior to 2008, which all vested immediately on the date of grant, stock options vest 20% immediately and an additional 20% on each of the four anniversary dates immediately following the grant date.

We believe that equity compensation awards offer significant motivation to our officers and employees and serve to align their interests with those of our shareholders. While the Compensation Committee will continually evaluate the use of equity compensation — both types and amounts — it intends to continue to use such awards as part of the company’s overall compensation program.

Other Benefits and Perquisites.  Our executive compensation program includes other benefits and perquisites as more fully reflected on the table set forth below entitled “All Other Compensation.” These benefits and perquisites are reviewed annually by the Compensation Committee with respect to amounts and appropriateness. Currently, the benefits and perquisites which the named executive officers are eligible to receive fall into three general categories: (i) retirement benefits pursuant to our executive retirement agreements in the case of Messrs. Zoley, Calabrese and O’Rourke, and pursuant to our senior officer retirement plan in the case of the other named executive officers; (ii) benefits under certain other deferred compensation plans; and (iii) value attributable to life insurance we afford our named executive officers beyond that which is offered to our other employees generally.

Executive Retirement Agreements.  Messrs. Zoley, Calabrese and O’Rourke each have executive retirement agreements that require us to pay them a lump sum amount on the date that their employment with GEO ends. The benefits of Messrs. Zoley, Calabrese and O’Rourke under the executive retirements agreements are fully vested and each of these executive officers will therefore be entitled to receive the amounts called for by the agreements whenever their employment with GEO is terminated for any reason, whether by GEO or the officer. Such amount is determined by each executive’s age at the time of retirement with the amount increasing by approximately 4% per year up to age 71. The retirement agreements also require the company to gross-up the retirement payments for all appropriate taxes related to the payments. The table below sets forth the amounts we would have had to pay each executive as of December 28, 2008 had they each retired as of that date. In addition to the amounts below, had the executives retired on December 28, 2008, we would have had to pay tax gross-ups relating to the retirement payments equal to $1,876,702, $1,125,906 and $1,501,591 for Messrs. Zoley, O’Rourke and Calabrese, respectively. Amounts owing under the retirement agreements are payable from the general assets of the company.

Named Executive Officer:	Retirement Payment Due:

George C. Zoley	$3,272,000
John G. O’Rourke	$1,963,000
Wayne H. Calabrese	$2,618,000

On February 12, 2009, GEO announced that Mr. O’Rourke will retire as GEO’s Chief Financial Officer effective August 2, 2009. In connection with his retirement, GEO will pay to Mr. O’Rourke a total of $3,210,000 which includes his retirement benefit of $2,040,000 plus $1,170,000 of applicable gross-up taxes, in accordance with the terms of Mr. O’Rourke’s executive retirement agreement.

Senior Officer Retirement Plan.  Messrs. Hurley and Bulfin participate in our senior officer retirement plan, which is offered to all of our Senior Vice Presidents other than Mr. O’Rourke. The senior officer retirement plan is a defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) times the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service. The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset 100% by social security benefits received by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-

retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the company.

Deferred Compensation Plans.  Our named executive officers are currently excluded from participating in our 401(k) plan by virtue of their compensation level. Accordingly, we have established a deferred compensation plan for certain employees, including the named executive officers, which permits them to defer up to 100% of their compensation to provide for their retirement. Under the deferred compensation plan, the company may make matching contributions on a discretionary basis. None of the named executive officers currently participate in the deferred compensation plan.

Excess Group Life Insurance.  We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. Payments in connection with the resulting excess coverage are treated as imputed income to the officers and are not deductible by the company.

How Each Compensation Element Fits into the Overall Compensation Objectives and Affects Decisions Regarding Other Elements

In establishing compensation packages for executive officers, numerous factors are considered, including the particular executive’s experience, expertise and performance, the company’s overall performance and compensation packages available in the marketplace for similar positions. In arriving at amounts for each component of compensation, our Compensation Committee strives to strike an appropriate balance between base compensation and incentive compensation, including equity based compensation and awards under the Senior Management Performance Award Plan. The committee also endeavors to properly allocate between cash and non-cash compensation (subject to the availability of equity compensation awards under our then current equity compensation plans), and between annual and long-term compensation.

When considering the marketplace, particular emphasis is placed upon compensation packages available at a comparable group of peer companies. The Compensation Committee has consistently worked to establish a meaningful comparable group of peer companies. Today, that comparable group principally consists of two types of companies which are publicly traded and with respect to which compensation data is therefore publicly available: direct competitors in the privatized corrections and detention industry, and diversified government outsourced services providers with revenues and/or market capitalizations approaching or exceeding the $1 billion level.

As noted above, the Compensation Committee has in the past selected and worked with independent compensation consulting firms as appropriate to evaluate its executive compensation program in light of the marketplace to make sure the program is competitive. The Compensation Committee intends to continue this practice on a periodic basis in the future.

SUMMARY COMPENSATION TABLE

The following table shows compensation earned by each of the named executive officers of GEO during 2008, 2007 and 2006, for services in all capacities while they were employees of GEO, and the capacities in which the services were rendered. For purposes of this proxy statement, GEO’s named executive officers are (i) the Chief Executive Officer of GEO, (ii) the Chief Financial Officer of GEO, and (iii) each of the three most highly compensated executive officers of GEO other than the Chief Executive Officer and the Chief Financial Officer.

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and				Awards($)(1)		Incentive Plan	Compensation	All Other
Principal Position	Year	Salary($)	Bonus($)	Stock	Option	Compensation($)(2)	Earnings($)(3)	Compensation($)(4)	Total($)

George C. Zoley	2008	932,692	—	1,165,252	70,629	1,408,110	193,549	27,897	3,798,129
Chairman of the	2007	873,269	—	933,388	—	1,842,750	185,680	25,114	3,860,201
Board, CEO & Founder	2006	828,462	—	336,965	76,148	1,836,760	182,022	38,675	3,299,032
John G. O’Rourke	2008	398,270	—	164,317	4,985	200,298	116,443	21,116	905,429
Senior Vice President &	2007	379,231	—	132,493	7,161	278,000	111,993	17,477	926,355
CFO	2006	359,308	—	49,139	—	275,000	103,243	45,824	832,512
Wayne H. Calabrese	2008	648,654	—	678,873	53,520	783,120	155,783	41,084	2,361,034
Vice Chairman,	2007	613,654	—	542,482	21,985	1,036,152	147,915	19,296	2,381,484
President & COO	2006	578,923	—	193,883	24,155	1,026,815	144,768	20,461	1,989,005
John M. Hurley	2008	374,039	—	138,734	4,985	169,425	90,723	11,433	789,339
Senior Vice President,	2007	349,269	—	111,456	7,161	226,000	71,583	6,280	771,749
President — U.S. Corrections	2006	330,385	—	40,728	—	225,000	57,170	38,605	691,888
John J. Bulfin	2008	359,616	—	138,734	8,516	162,648	54,560	8,862	732,936
Senior Vice	2007	349,269	—	111,456	7,161	226,000	44,957	4,839	743,682
President, General Counsel & Secretary	2006	330,385	—	40,728	—	225,000	36,197	12,667	644,977

(1)	This column reflects the dollar amount expensed for financial statement reporting purposes with respect to stock and stock option awards during 2008, 2007 and 2006 for each named executive officer, as calculated in accordance with FAS 123(R).

(2)	We regard our Senior Management Performance Award Plan as our annual bonus plan. The column of this table entitled “Non-Equity Incentive Plan Compensation” consists solely of amounts accrued in 2008, 2007 and 2006, and paid in 2009, 2008 and 2007, respectively, under our Senior Management Performance Award Plan with respect to each of our named executive officers. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Arrangements” for a further description of our Senior Management Performance Award Plan.

(3)	Figures in this column consist of amounts accrued in 2008, 2007 and 2006 with respect to each named executive officer’s executive retirement agreement or senior officer retirement arrangement. For Messrs, Zoley, O’Rourke and Calabrese, these amounts include tax gross-ups which we would have to pay in connection with their retirement payments pursuant to the terms of their retirement agreements. Please see “Compensation Discussion & Analysis” and “Certain Material Executive Compensation Arrangements” for a further description of our executive retirement agreements and our senior officer retirement arrangements.

(4)	The following sets forth for each named executive officer the description and amount of each item comprising each officer’s total compensation appearing in the “All Other Compensation” column for 2008, 2007 and 2006:

				Excess
		Auto	Club	Group Life	Total All Other
		Allowance($)	Dues($)	Insurance($)(5)	Compensation($)

George C. Zoley	2008	20,147	5,634	2,116	27,897
	2007	20,147	3,238	1,729	25,114
	2006	34,146	4,468	61	38,675
John G. O’Rourke	2008	13,418	5,634	2,064	21,116
	2007	12,561	3,238	1,678	17,477
	2006	40,662	4,468	694	45,824
Wayne H. Calabrese	2008	35,399	5,634	51	41,084
	2007	15,865	3,238	193	19,296
	2006	15,865	4,468	128	20,461
John M. Hurley	2008	8,582	—	2,851	11,433
	2007	5,786	—	494	6,280
	2006	38,605	—	—	38,605
John J. Bulfin	2008	8,558	—	304	8,862
	2007	4,607	—	232	4,839
	2006	12,661	—	6	12,667

(5)	We pay rates for the life insurance policies of our named executive officers above the level that is excludable under applicable tax rules. The resulting excess coverage represented in this column is treated as imputed income to the officers.

CERTAIN MATERIAL EXECUTIVE COMPENSATION AGREEMENTS AND ARRANGEMENTS

The following executive compensation agreements and arrangements are material to an understanding of the amounts paid and/or payable to our named executive officers disclosed in the table above.

EXECUTIVE EMPLOYMENT AGREEMENTS IN EFFECT DURING 2008

During 2008, we had executive employment agreements with Messrs. Zoley, Calabrese and O’Rourke (the “Prior Employment Agreements”) which we amended and restated on December 31, 2008. The Prior Employment Agreements for Messrs. Zoley and Calabrese had initial three-year terms and thereafter converted into rolling three-year terms. The Prior Employment Agreement for Mr. O’Rourke had an initial two-year term and thereafter converted into a rolling two-year term. The Prior Employment Agreements provided that Messrs. Zoley, Calabrese, and O’Rourke would receive an annual base salary of $750,000, $525,000 and $255,200, respectively, subject to annual cost of living increases not lower than 5% per year, to be established by the board of directors. These amounts had changed since the execution of the respective agreements. The Prior Employment Agreements also provided that each executive was entitled to receive a target annual incentive bonus in accordance with the terms established by our board of directors.

Each Prior Employment Agreement provided that upon the termination of the agreement for any reason other than by us for cause (as defined in the employment agreement) or by the executive without good reason (as defined in the employment agreement), the executive would be entitled to receive a termination payment equal to the following: (i) two years of the executive’s then current annual base salary and bonus (six months in the case of Mr. O’Rourke); plus (ii) either the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of ten years (three years in the case of Mr. O’Rourke), or alternatively, at the executive’s election, a cash payment equal to the present value of our cost of providing such executive benefits for a period of ten years (three years in the case of Mr. O’Rourke); plus (iii) the dollar value of the sum of the vacation time that would have been credited to the executive pursuant to our vacation policy and the paid vacation time that the executive was entitled to take immediately prior to the termination which was not in fact taken by the executive. In addition, the prior Employment Agreements provided that upon such termination of the executive, we would transfer all of our interest in any automobile used by the executive pursuant to our employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive would own the automobile outright. In the event such automobile was leased, the Prior Employment Agreements provided that we would pay the residual cost of the lease. The agreements provided that if any payment to the executive thereunder would be subject to federal excise taxes imposed on certain employment payments, we would make an additional payment to the executive to cover any such tax payable by the executive together with the taxes on such gross-up payment.

Upon the termination of the Prior Employment Agreements by us for cause or by the executive without good reason, the executive would be entitled to only the amount of salary, bonus, and employee benefits that would have been due through the effective date of the termination. Each Prior Employment Agreement included a non-competition covenant that ran through the three-year period (two-year period in the case of Mr. O’Rourke) following the termination of the executive’s employment, and customary confidentiality provisions.

NEW AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENTS

Effective December 31, 2008, we entered into new amended and restated executive employment agreements with Messrs. Zoley, Calabrese and O’Rourke (the “New Employment Agreements”). The New Employment Agreements will be in effect for fiscal year 2009. The New Employment Agreements for Messrs. Zoley, Calabrese and O’Rourke have continuously rolling three-year terms. The New Employment Agreements provide that Messrs. Zoley, Calabrese and O’Rourke will receive an annual base salary of $935,000, $650,000 and $399,000, respectively, subject to annual cost of living increases not lower than 5% per year, to be established by the board of directors. The New Employment Agreements also provide that each executive is entitled to receive a target annual performance award in accordance with the terms of any plan governing senior management performance awards then in effect as established by the board of directors, which is currently the Senior Management Performance Award Plan. Mr. Zoley is entitled to receive a target annual performance award of up to a maximum of 150% of his annual base salary in accordance with the Senior Management Performance Award Plan. Mr. Calabrese is entitled to receive a target annual performance award of up to a maximum of 120% of his annual base salary in accordance with the Senior Management Performance Award Plan. Mr. O’Rourke is entitled to receive a target annual performance award of up to a maximum of 50% of his annual base salary plus an additional discretionary increase of up to 50% of such target annual performance award, in accordance with the Senior Management Performance Award Plan.

Each New Employment Agreement provides that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by the executive without good reason (as defined in the employment agreement), the executive will be entitled to receive a termination payment equal to the following: (i) in the case of Mr. Zoley, 5 (five) times his annual base salary at the time of such termination together with any gross-up payments (as defined in the employment agreement), in the case of Mr. Calabrese, 4.4 (four-point-four) times his annual base salary at the time of such termination together with any gross-up payments (as defined in the employment agreement), and, in the case of Mr. O’Rourke, 75% of his annual base salary at the time of such termination together with any gross-up payments (as defined in the employment agreement) plus (ii) the continuation of the executive benefits (as defined in the employment agreement) for a period of ten years. In addition, the New Employment Agreements provide that upon such termination of the executive, GEO will transfer all of its interest in any automobile used by the executive pursuant to its employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the New Employment Agreements provide that GEO will pay the residual cost of the lease. The New Employment Agreements provide that if any payment to the executive thereunder would be subject to federal excise taxes imposed on certain employment payments, GEO will make an additional payment to the executive to cover any such tax payable by the executive together with the taxes on such gross-up payment.

Upon the termination of the New Employment Agreements by GEO for cause or by the executive without good reason, the executive will be entitled to only the amount of compensation that is due through the effective date of the termination, including any performance award that may be due and payable to the executive under the terms of the Senior Management Performance Award Plan. Each New Employment Agreement includes a non-competition covenant that runs through the three-year period following the termination of the executive’s employment, and customary confidentiality provisions.

RETIREMENT OF MR. JERRY O’ROURKE, GEO’S CHIEF FINANCIAL OFFICER

On February 12, 2009, GEO announced that Mr. O’Rourke will retire as GEO’s Chief Financial Officer effective August 2, 2009. Brian R. Evans, currently GEO’s Vice President — Finance, Treasurer and Chief Accounting Officer, will assume the position of Chief Financial Officer as of August 2, 2009. Mr. O’Rourke has entered into a two-year consulting agreement with GEO, pursuant to which he will be entitled to receive $20,834 per month during the two years immediately following the termination of his employment in exchange for consulting services. Mr. O’Rourke will not receive a severance payment in connection with his departure.

EXECUTIVE RETIREMENT AGREEMENTS

We also have executive retirement agreements with Messrs. Zoley, Calabrese and O’Rourke. The retirement agreements provide that upon the later of (i) the date the executive actually retires from employment with GEO, or (ii) the executive’s 55th birthday, GEO will make a lump sum payment to the executive. See “Potential Payments Upon Termination or Change in Control” for the amounts we would have had to pay each executive as of December 28, 2008 pursuant to their executive retirement agreements had they each retired at their current age as of that date. The executive retirement agreements also require us to make tax gross-up payments with respect to the retirement payments in aggregate amounts that ensure that the executives receive the full amount of their retirement payments on an after tax basis. Had the executives retired on December 28, 2008, the aggregate amount of these tax gross-up payments would have been $1,876,702, $1,501,591 and $1,125,906 for Messrs. Zoley, Calabrese and O’Rourke, respectively.

The retirement agreements provide that if the executive should die after his 55th birthday but before he retires from GEO, GEO shall immediately pay to the executive’s beneficiar(ies) or estate the amount GEO would have paid to the executive had he retired immediately prior to his death. The retirement agreements include non-competition provisions that run for a two-year period after the termination of the executive’s employment. Each of Messrs. Zoley, Calabrese and O’Rourke has reached the age of 55.

OTHER SENIOR OFFICER EMPLOYMENT AGREEMENTS

We have senior officer employment agreements with Messrs. Hurley and Bulfin that were in effect during fiscal year 2008. As described further below, Mr. Bulfin’s employment agreement was amended and restated effective December 31, 2008. The employment agreements have rolling two-year terms which continue until each executive reaches age 67 absent earlier termination. The agreements provide that Messrs. Hurley and Bulfin will each receive an annual base salary of $315,000. In accordance with the terms of the agreements, those salaries have been increased since the execution of the respective agreements. The amounts of base salaries that were paid to each of these executives during fiscal years 2006, 2007 and 2008 are set forth in the Summary Compensation Table above. The executives are also entitled to receive a target annual incentive bonus in accordance with the terms of our Senior Management Performance Award Plan which is further described below.

The senior officer employment agreements provide that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by the voluntary resignation of the executive, the executive will be entitled to receive a termination payment equal to the following: (1) two years of the executive’s then current annual base salary; plus (2) either the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of two years, or in the case of Mr. Hurley, at his election, a cash payment equal to the present value of GEO’s cost of providing such executive benefits for a period of two years; plus (3) the dollar value of the sum of paid vacation time that the executive was entitled to take immediately prior to the termination which was not in fact taken by the executive. In addition, the employment agreements provide that upon such termination of the executive, we will transfer all of our interest in any automobile used by the executive pursuant to our employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the employment agreements provide that we will pay the residual cost of the lease. Also, upon such termination, all of the executive’s unvested stock options will fully vest immediately.

Upon the termination of the employment agreements by us for cause or by the voluntary resignation of the executive, the executive will be entitled to only the amount of salary, bonus, and employee benefits that is due through the effective date of the termination. Each employment agreement includes a non-competition covenant that runs through the two-year period following the termination of the executive’s employment, and customary confidentiality provisions.

AMENDED AND RESTATED SENIOR OFFICER EMPLOYMENT AGREEMENT

Effective December 31, 2008, we entered into a new amended and restated senior officer employment agreement with Mr. Bulfin (the “New Senior Officer Employment Agreement”). The New Senior Officer Employment Agreement will be in effect for fiscal year 2009. The New Senior Officer Employment Agreement for Mr. Bulfin has a continuously rolling two-year term which continues until he reaches age 67 absent earlier termination. The New Senior Officer Employment Agreement provides that Mr. Bulfin will receive an annual base salary of $360,000. The annual base salary may be increased as determined by the Chief Executive Officer. Mr. Bulfin is also entitled to receive a target annual performance award in accordance with the terms of any plan governing employee performance awards then in effect as established by the board of directors, which is currently the Senior Management Performance Award Plan.

The New Senior Officer Employment Agreement provides that upon the termination of the agreement for any reason other than by GEO for cause (as defined in the employment agreement) or by the voluntary resignation of the executive, the executive will be entitled to receive a termination payment equal to the following: (1) two years of the executive’s then current annual base salary plus (2) the continuation of the executive’s employee benefits (as defined in the employment agreement) for a period of two years. In addition, the New Senior Officer Employment Agreement provides that upon such termination of the executive, GEO will transfer all of its interest in any automobile used by the executive pursuant to its employee automobile policy and pay the balance of any outstanding loans or leases on such automobile so that the executive owns the automobile outright. In the event such automobile is leased, the New Senior Officer Employment Agreement provides that GEO will pay the residual cost of the lease. Also, upon such termination, all of the executive’s unvested stock options will fully vest immediately.

Upon the termination of the New Senior Officer Employment Agreement by GEO for cause or by the voluntary resignation of the executive, the executive will be entitled to only the amount of compensation that is due through the effective date of the termination. The New Senior Officer Employment Agreement includes a non-competition covenant that runs through the two-year period following the termination of the executive’s employment, and customary confidentiality provisions.

SENIOR OFFICER RETIREMENT PLAN

GEO maintains a senior officer retirement plan for all of its Senior Vice Presidents, including Mr. Bulfin and Mr. Hurley, but excluding Mr. O’Rourke. The senior officer retirement plan is a non-qualified defined benefit plan and, subject to certain maximum and minimum provisions, provides for the payment to the officer of a monthly retirement benefit based on a percentage of the officer’s final average annual salary earned during the employee’s last five years of credited service (excluding bonus) times the employee’s years of credited service. A participant will vest in his or her benefits under the senior officer retirement plan upon the completion of ten (10) years of service, provided such participant remains continuously employed by the company until at least age fifty five (55). The amount of benefit increases for each full year beyond ten (10) years of service except that there are no further increases after twenty-five (25) years of service. The maximum target benefit under the senior officer retirement plan is 45% of final average annual salary. Reduced benefits are payable for lesser service and early retirement. Benefits under the senior officer retirement plan are offset one hundred percent (100%) by social security benefits received (or estimated social security benefits to be received, if applicable) by the officer and are computed on the basis of a straight-life annuity. The plan also provides for pre-retirement death and disability benefits. Amounts owing under the plan are payable from the general assets of the company.

SENIOR MANAGEMENT PERFORMANCE AWARD PLAN

GEO maintains a Senior Management Performance Award Plan, which is its annual senior executive bonus plan. All of its named executive officers, as well as its Senior Vice Presidents who are not named executive officers, are eligible to participate in the plan. Payments made in accordance with this plan are tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. The plan is administered by the Compensation Committee, which has the discretion to make all determinations necessary or appropriate under the plan. The plan is governed by the Compensation Committee and is administered on a day to day basis by the Chief Executive Officer and the Vice President of Human Resources.

Under the plan, each of GEO’s named executive officers is eligible to receive annual cash incentive compensation based on GEO’s budgeted revenue and net income after tax for the fiscal year. For purposes of the plan, net income after tax means GEO’s net income after all federal, state and local taxes. Extraordinary items and changes in accounting principles, as defined by U.S. generally accepted accounting principles, may be disregarded in determining GEO’s net income after tax. Non-recurring and unusual items not included or planned for in GEO’s annual budget may also be excluded from net income after tax in the sole and absolute discretion of the Compensation Committee. In determining the amount of annual incentive cash compensation awarded, net income after tax is weighted 65% and revenue is weighted 35% (collectively, the “Target Weighting of Revenue and Net-Income-After-Tax”).

The following table shows, for each named executive officer, the annual incentive target amount as a percentage of salary that the respective officer is eligible to receive under the plan in 2008 and 2009.

Annual Incentive Target Amount
Named Executive Officer:	(As a Percentage of Salary):

Chief Executive Officer	150%
President	120%
Chief Financial Officer	50%
Senior Vice Presidents	45%

Under the terms of the plan, each named executive officer’s annual incentive cash compensation award is calculated by applying the following percentage adjustment methodology separately to the respective Target Weighting of Revenue and Net-Income-After-Tax results in accordance with the following table:

Percentage of Budgeted	Percentage by which the
Fiscal Year Targets Achieved	Target Weighting of
for Revenue and for	Revenue and Net-Income-After-
Net-Income-After-Tax	Tax is Reduced/Increased

Less than 80%	No Performance Award
80% — 100%	2.5 times the percentage (negative) difference between the actual achieved percentages of budgeted Revenue and Net-Income-After-Tax
100%	No Adjustment to Target Weighting
101% — 120%	(Amounts over 120% shall not be considered for purposes of this calculation) 2.5 times the percentage (positive) difference between the actual achieved percentages of budgeted Revenue (up to 120%) and Net-Income-After-Tax targets and 100% of the Revenue and Net-Income-After-Tax targets

In addition to the amounts above, if the budgeted goals for revenue and net income after tax are exceeded, the annual incentive target amounts for the Chief Financial Officer and the other Senior Vice Presidents may be increased up to an additional 50% of the executive’s annual incentive target amount upon the recommendation of the Chief Executive Officer subject to the approval of the Compensation Committee. The Chief Executive Officer and the President are not eligible for discretionary adjustments. Factors typically considered by the Compensation Committee and the Chief Executive Officer in determining whether to grant the discretionary award include the contribution of the particular officer during the fiscal year and the achievement of previously agreed upon goals and objectives.

Under the terms of the plan, if an executive is terminated for cause, the executive will automatically forfeit any annual incentive cash compensation with respect to the fiscal year during which such termination occurs. If an executive voluntarily terminates employment prior to the end of any fiscal year (other than as a result of the retirement of the executive or, in the case of the Chief Executive Officer, President or Chief Financial Officer, as a result of a termination of employment by any of them for good reason (as defined in their respective employment agreements)), the executive will automatically forfeit any award for such fiscal year unless the Chief Executive Officer, in his sole and absolute discretion, grants a prorated annual incentive cash compensation award in an amount not to exceed the amount the executive would have received if the executive had remained employed for the entire fiscal year, based on the actual financial results of GEO as determined following the end of such fiscal year.

In the event (i) an executive is terminated by GEO without cause, (ii) an executive’s employment is terminated due to death or disability, (iii) in the case of the Chief Executive Officer, President or Chief Financial Officer, any of them terminates their employment for good reason (as defined in their respective employment agreements), or (iv) in the case of the retirement of an executive which occurs effective as of a date following the 90th day of the applicable fiscal year of GEO, then the executive is entitled to receive a prorated portion of the annual incentive cash compensation award the executive would have received under the plan if the executive had remained employed by GEO for the entire fiscal year, based on the actual financial results of GEO as determined following the end of such fiscal year.

Under the terms of the plan, no amendment to the plan may alter the performance goals, increase the maximum amount which can be awarded to any participant, change the class of eligible employees or the target performance awards (% of salary) or make any other change that would require shareholder approval under the exemption for performance-based compensation under Section 162(m) of the Internal Revenue Code, in each case, without the prior approval of GEO’s shareholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Internal Revenue Code).

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information with respect to grants of awards to the named executive officers under our non-equity and equity compensation plans in 2008:

									All Other
									Option
					Estimated Future			All Other	Awards:	Exercise	Grant Date
		Estimated Future Payouts Under			Payouts Under			Stock Awards:	Number of	or Base	Fair Value
		Non-Equity			Equity Incentive Plan			Number of	Securities	Price of	of Stock
		Incentive Plan Awards(1)			Awards			Shares of	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	Units(#)	(#)(2)	($/Sh)	($)(3)(4)

George C. Zoley	10/30/08	701,250	1,402,500	2,103,750	—	—	—	—	50,000	16.69	6.08
John G. O’Rourke	10/30/08	99,750	199,500	448,875	—	—	—	—	2,500	16.69	6.08
Wayne H. Calabrese	10/30/08	390,000	780,000	1,170,000	—	—	—	—	30,000	16.69	6.08
John M. Hurley	10/30/08	84,375	168,750	379,688	—	—	—	—	2,500	16.69	6.08
John J. Bulfin	10/30/08	81,000	162,000	364,500	—	—	—	—	5,000	16.69	6.08

(1)	This column reflects the threshold, target and maximum amounts that our named executive officers were eligible to receive under our Senior Management Performance Award Plan with respect to fiscal year 2008. For a description of how these amounts have been calculated, please see “Certain Material Executive Compensation Agreements and Arrangements — Senior Management Performance Award Plan.” For information on the amounts that our named executive officers actually received under our Senior Management Performance Award Plan for 2008, please see the Non-Equity Incentive Compensation column of the Summary Compensation table above. For the purposes of the maximum calculations in this column, we have assumed that our Senior Vice Presidents would have received the maximum discretionary adjustments for which they are eligible.

(2)	The following table sets forth the vesting schedule for all of the stock options presented in this table:

Percentage
Vested
Vesting Dates	Stock

Grant Date	20%
End of Year 1	20%
End of Year 2	20%
End of Year 3	20%
End of Year 4	20%

(3)	This column reflects the fair value of stock option awards granted to the named executive officers in 2008, as estimated on the grant date using the Black-Scholes stock option pricing model in accordance with FAS 123(R).

(4)	All of these awards were granted pursuant to our 2006 stock incentive plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding equity-based awards held by our named executive officers as of December 28, 2008.

							Stock Awards
										Equity
	Option Awards								Equity	Incentive
				Equity					Incentive	Plan Awards:
				Incentive					Plan Awards:	Market or
				Plan Awards:					Number of	Payout Value
	Number of	Number of		Number			Number of	Market Value	Unearned	Of Unearned
	Securities	Securities		of Securities			Shares or	of Shares	Shares, Units	Shares, Units
	Underlying	Underlying		Underlying			Units of	or Units	or Other	Or Other
	Unexercised	Unexercised		Unexercised	Option		Stock That	of Stock	Rights That	Rights That
	Options	Options		Unearned	Exercise	Option	Have Not	That Have	Have Not	Have Not
	(#)	(#)		Options	Price	Expiration	Vested	Not Vested	Vested	Vested
Name	Exercisable	Unexercisable		(#)	($)	Date	(#)(3)	($)(4)	(#)	($)

George C. Zoley	165,000	—		—	2.8125	02/16/10	154,982	2,809,824	—	—
	210,000	—		—	3.1000	02/08/11
	225,000	—		—	5.1334	02/07/12
	63,819	—		—	3.1700	02/12/13
	163,635	—		—	4.6667	05/01/13
	28,455	—		—	6.0834	08/05/14
	29,601	—		—	7.5100	03/02/16
	10,000	40,000	(2)	—	16.6900	10/30/18

John G. O’Rourke	90,000	—		—	5.1334	02/07/12	21,944	397,845	—	—
	7,127	—		—	3.1700	02/12/13
	65,454	—		—	4.6667	05/01/13
	14,490	—		—	6.0834	08/05/14
	500	2,000	(2)	—	16.6900	10/30/18

Wayne H. Calabrese	67,000	—		—	2.8125	02/16/10	90,156	1,634,528	—	—
	150,000	—		—	3.1000	02/08/11
	150,000	—		—	5.1334	02/07/12
	42,546	—		—	3.1700	02/12/13
	109,095	—		—	4.6667	05/01/13
	18,966	—		—	6.0834	08/05/14
	8,883	5,916	(1)	—	7.5100	03/02/16
	6,000	24,000	(2)	—	16.6900	10/30/18

John M. Hurley	90,000	—		—	5.1334	02/07/12	18,486	335,151	—	—
	8,726	—		—	6.0834	08/05/14
	500	2,000	(2)	—	16.6900	10/30/18

John J. Bulfin	90,000	—		—	5.1334	02/07/12	18,486	335,151	—	—
	25,527	—		—	3.1700	02/12/13
	65,454	—		—	4.6667	05/01/13
	14,490	—		—	6.0834	08/05/14
	1,000	4,000	(2)	—	16.6900	10/30/18

(1)	These stock options are scheduled to vest in two equal 2,958 share increments on March 2, 2009 and March 2, 2010, respectively.

(2)	These remaining unvested stock options are scheduled to vest in four equal 25% increments on October 30, 2009, October 30, 2010, October 30, 2011 and October 30, 2012, respectively. The grant date fair value of these awards was $6.08 per share.

(3)	All shares in this column consist of restricted stock awards, which vest in four equal 25% increments per year over the four-year period immediately following the grant dates of May 4, 2006 and May 9, 2007.

(4)	Amounts in this column have been calculated using an assumed stock price of $18.13, the closing price of our common stock on December 26, 2008, the last business day of our fiscal year 2008.

OPTION EXERCISES AND STOCK-VESTED

The following table sets forth certain information regarding stock option exercises by, and the vesting of stock-based awards of, each of the named executive officers of GEO during 2008.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

George C. Zoley	45,000	599,438	64,742	1,622,012
John G. O’Rourke	18,400	365,700	9,223	231,273
Wayne H. Calabrese	23,000	503,661	37,578	941,125
John M. Hurley	23,957	444,955	7,743	194,455
John J. Bulfin	15,000	317,925	7,743	194,455

PENSION BENEFITS

The following table sets forth certain information with respect to each plan that provides for payments to each of the named executive officers of GEO at, following, or in connection with retirement from GEO.

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)(2)	($)

George C. Zoley	Executive Retirement Agreement	(1)	5,148,702	—
John G. O’Rourke	Executive Retirement Agreement	(1)	3,088,906	—
Wayne H. Calabrese	Executive Retirement Agreement	(1)	4,119,591	—
John M. Hurley	Senior Officer Retirement Plan	10.08	287,763	—
John J. Bulfin	Senior Officer Retirement Plan	8.83	150,403	—

(1)	The benefits of Messrs. Zoley, Calabrese and O’Rourke under their executive retirement agreements are triggered upon the attainment of the retirement age of 55 years old without regard to years of credited service. Each of Messrs. Zoley, Calabrese and O’Rourke are 55 or older and therefore all of their benefits under their executive retirement agreements are fully vested.

(2)	This column reflects amounts relating to each named executive officer’s retirement agreement or retirement plan. In the case of Messrs. Zoley, Calabrese and O’Rourke, the amounts shown include $1,876,702, $1,501,591 and $1,125,906, respectively, in tax gross-up payments that we would be required to make on their behalf in connection with their retirement payments pursuant to the terms of their executive retirement agreements. The assumptions used in GEO’s actuarial calculation of pension costs are based on payments in the form of a life annuity using market information and GEO’s historical rates for employment compensation. Such actuarial assumptions are based using mortality tables for healthy participants and include a discount rate of 5.75% and a rate of compensation increase of 5.00%. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth for each named executive officer the payments that we would have been required to make as of December 28, 2008 (i) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO without cause or by the officer for good reason (as such terms are defined in each officer’s employment agreement), (ii) pursuant to the officer’s employment agreement, in connection with the termination of the officer’s employment as of that date by GEO for cause (as defined in each officer’s employment agreement) or by the officer upon the officer’s resignation, and (iii) pursuant to the officer’s retirement agreement or arrangement, in connection with the termination of the officer’s employment as of that date for any reason (including due to the retirement, death or disability of the officer). All of the payments in the table would have been payable pursuant to the employment and retirement agreements and arrangements described more fully above under “Certain Material Executive Compensation Agreements and Arrangements.” All amounts in the table would have been payable in lump sums from the general assets of GEO.

	Payment Due	Payment Due
	Pursuant to Officer’s	Pursuant to Officer’s	Payment Due
	Employment	Employment	Pursuant to Officer’s
	Agreement upon	Agreement upon a	Retirement
	Termination either	Termination by	Agreement or
	by Company Without	Company With Cause	Arrangement upon
	Cause or by Officer	or Resignation by	a Termination
	for Good Reason	Officer	for Any Reason
Name	($)(1)(2)(3)(4)	($)(2)(5)	($)(2)(4)(6)(7)

George C. Zoley	4,686,220	0	5,148,702
John G. O’Rourke	299,649	0	3,088,906
Wayne H. Calabrese	2,866,240	0	4,119,591
John M. Hurley	750,000	0	287,763
John J. Bulfin	720,000	0	0

(1)	Our current employment agreements with our named executive officers do not provide for any payments in connection with a change in control. Each officer would only have received the amount set forth in this column in connection with a change in control on December 28, 2008 if such officer was terminated by GEO without cause or the officer terminated his employment for good reason, in each case, in connection with the change in control. Currently, only the employment agreements with Messrs. Zoley, Calabrese and O’Rourke contain a right of the officer to terminate employment for good reason.

(2)	In the event of a termination for any reason of any named executive officer on December 28, 2008, such officer would also have been entitled to receive the amounts set forth in the column of this table entitled “Payment Due Pursuant to Officer’s Retirement Agreement or Arrangement Upon a Termination For Any Reason” pursuant to the officer’s retirement agreement or arrangement.

(3)	All amounts are calculated using each named executive officer’s annual salary base effective December 28, 2008. Although our executive employment agreements with Messrs. Zoley and Calabrese also require us to make tax gross-up payments for certain excise taxes that may be triggered in connection with a change in control, we do not believe that any such taxes would have been applicable to a termination without cause in connection with a change in control as of December 28, 2008.

(4)	On February 12, 2009, GEO announced that Mr. O’Rourke will retire as GEO’s Chief Financial Officer effective August 2, 2009. In connection with his retirement, GEO will pay to Mr. O’Rourke a total of $3,210,000, which includes his retirement benefit of $2,040,000 plus $1,170,000 of applicable gross-up taxes, in accordance with the terms of Mr. O’Rourke’s executive retirement agreement. Mr. O’Rourke also entered into a two-year consulting agreement with GEO, pursuant to which he will be entitled to receive $20,834 per month during the two years immediately following the termination of his employment in exchange for consulting services. Mr. O’Rourke will not receive a severance payment in connection with his departure.

(5)	Although no named executive officer is eligible to receive a payment in connection with a termination for cause or a resignation pursuant to the officer’s employment agreement, each officer is entitled to receive all accrued and unpaid amounts under the officer’s employment agreement through the date of termination.

(6)	The benefits of Messrs. Zoley, Calabrese, O’Rourke and Hurley under their retirements agreements are fully vested and those officers would therefore have been entitled to receive the amounts set forth in this column if their employment with GEO had been terminated for any reason on December 28, 2008, whether by GEO or the officer, regardless of whether cause or good reason existed, and including in the event of a termination due to the retirement, death or disability of the officer. Mr. Bulfin has not yet vested under our senior officer retirement plan as of December 28, 2008 due to the fact that he had not accumulated ten years of service as of that date. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

(7)	The pension amounts shown with respect to Messrs. Zoley, Calabrese and O’Rourke include tax gross-up payments of $1,876,702, $1,501,591 and $1,125,906 respectively, that we would have had to make on their behalf pursuant to the terms of their executive retirement agreements had the officers retired on December 28, 2008. Please see “Certain Material Executive Compensation Agreements and Arrangements” for a description of our executive and senior officer retirement agreements and arrangements.

DIRECTORS’ COMPENSATION

The following table shows the compensation earned by each director who is not an officer during fiscal year 2008.

					Change in
					Pension Value
				Non-Equity	and Nonqualified
	Fees Earned			Incentive	Deferred
	or Paid	Award($)		Plan	Compensation	All Other
Name	in Cash($)(1)	Stock(2)(3)	Option(3)(4)	Compensation	Earnings	Compensation($)(5)	Total($)

Norman A. Carlson	103,900	45,190	7,063	—	—	—	156,153
Anne N. Foreman	110,800	45,190	7,063	—	—	—	163,053
Richard H. Glanton	119,400	45,190	7,063	—	—	—	171,653
John M. Palms	90,300	45,190	7,063	—	—	—	142,553
John M. Perzel	95,700	45,190	7,063	—	—	—	147,953

(1)	These amounts consist of: (i) an annual retainer fee which was paid at a rate of $60,000 per year; (ii) a payment of $5,000 for each committee with respect to which a director served as chairperson; (iii) a payment of $1,500 for each board meeting attended by each director (minimum four per year); and (iv) a payment of $1,200 for each committee meeting attended by each board member.

(2)	This column reflects the dollar amount expensed for financial statement reporting purposes with respect to stock awards during 2008 for each director who is not a named executive officer, as calculated in accordance with FAS 123(R).

(3)	The table below sets forth the aggregate number of shares of common stock subject to stock awards and option awards held by each director who is not a named executive officer outstanding as of the end of fiscal year 2008.

Name	Stock	Options

Norman A. Carlson	6,000	47,600
Anne N. Foreman	6,000	35,600
Richard H. Glanton	6,000	16,100
John M. Palms	6,000	5,000
John M. Perzel	6,000	13,100

(4)	This column reflects the dollar amount expensed for financial statement reporting purposes with respect to option awards during 2008 for each director who is not a named executive officer, as calculated in accordance with FAS 123(R). Each director was awarded 5,000 stock options on October 30, 2008 at a per share price of $16.67, the closing price of our common stock on the grant date of the award. The grant date fair value of these awards was $6.08 per share. These stock options vest 20% immediately and an additional 20% on each of the four anniversary dates immediately following the grant date.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

In accordance with the powers and duties of the Compensation Committee as set forth in its charter, the committee hereby reports the following:

1.	The Compensation Committee has reviewed and discussed with management, the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K set forth elsewhere in this proxy statement; and

2.	Based on the review and discussion referred to in the preceding paragraph, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:

Richard H. Glanton (Chairman)
Anne N. Foreman
John M. Perzel

AUDIT AND FINANCE COMMITTEE REPORT

In accordance with the powers and duties of the Audit and Finance Committee as set forth in its charter, the committee hereby reports the following:

1.	The Audit and Finance Committee has reviewed and discussed the audited financial statements for the fiscal year with management;

2.	The Audit and Finance Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Sec 380) as then modified or supplemented;

3.	The Audit and Finance Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence;

4.	Based on the review and discussions referred to in paragraphs 1.) through 3.), above, the Audit and Finance Committee recommends to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year for filing with The Securities and Exchange Commission;

5.	The Audit and Finance Committee has reviewed all fees, both audit related and non-audit related, of the independent accountant and considers the provision of non-audit services to be compatible with the maintenance of the independent accountant’s independence; and

6.	All members of the Audit and Finance Committee are independent as independence is defined in Sections 303 of the NYSE’s current listing standards.

By the Audit and Finance Committee:

Richard H. Glanton (Chairman)
John M. Palms
John M. Perzel

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2008, we purchased $134,137 in construction services from an entity named H.A. Contracting Corporation. H.A. Contracting is 50% owned by Nicholas Angelo, who is the brother-in-law of George Zoley, our Chairman, CEO and Founder. This relationship did not require any separate approvals under our applicable policies and procedures. In

2008, we also purchased $161,196 in personnel uniforms from an entity named JA Uniforms, Inc. JA Uniforms is owned by Menchu Dominicis, who is the sister of Jorge Domincis, our Senior Vice President of Residential Treatment Services and President of GEO Care, Inc. Except for these relationships, there were no material relationships or related party transactions during fiscal year 2008 requiring disclosure pursuant to Item 404 of Regulation S-K. Under its charter, our Audit and Finance Committee has the authority to review and approve certain transactions involving more than $100,000 between GEO and any director, officer or employee of GEO.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2008, Richard H. Glanton, Anne N. Foreman and John M. Perzel served on our Compensation Committee. None of the members of the Compensation Committee served as an officer or employee of GEO or any of GEO’s subsidiaries during fiscal year 2008 or any prior year. There were no material transactions between GEO and any of the members of the Compensation Committee during fiscal year 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that GEO’s directors, executive officers and persons who beneficially own 10% or more of GEO’s common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To GEO’s knowledge, based solely on a review of the copies of such reports furnished to GEO and written representations that no other reports were required, during the year ended December 28, 2008, all such filing requirements applicable to GEO’s directors, executive officers and greater than 10% beneficial owners were complied with except Richard H. Glanton did not timely file a Form 4 for one transaction that occurred on October 30, 2008.

Proposal 2

Ratification of Independent Registered Certified Public Accountants

The Audit and Finance Committee of our board of directors has appointed Grant Thornton LLP as our independent registered certified public accountants for the 2009 fiscal year. The Audit and Finance Committee is responsible for the appointment, oversight and termination of our independent registered certified public accountants. We are seeking the ratification of our shareholders of this appointment, although our Audit and Finance Committee is not bound by any shareholder action on this matter.

If the appointment of Grant Thornton LLP as our independent registered certified public accountants is not ratified by our shareholders, the Audit and Finance Committee will reconsider its appointment, but may nevertheless retain Grant Thornton LLP. Also, even if the appointment of Grant Thornton LLP as our independent registered certified public accountants is ratified by our shareholders, the Audit and Finance Committee may direct the appointment of a different independent auditor at any time during the year if the Audit and Finance Committee determines, in its discretion, that such a change would be in our best interests. Grant Thornton LLP has advised GEO that no partner or employee of Grant Thornton LLP has any direct financial interest or any material indirect interest in GEO other than receiving payment for its services as independent certified public accountants.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” the ratification of Grant Thornton LLP as our independent registered certified public accountants for the 2009 fiscal year.

Proposal 3

To Approve Certain Amendments to The GEO Group, Inc. 2006 Stock Incentive Plan

We are proposing to make several amendments to The GEO Group, Inc. 2006 Stock Incentive Plan, which we refer to as the 2006 Plan. First, we are proposing to increase the number of shares of common stock subject to awards under the 2006 Plan by 1,000,000, from 1,400,000 to 2,400,000. We are proposing that of the 1,000,000 new shares of common stock subject to awards if this proposal is approved, up to 333,000 of such shares be made available for grants other than stock options and stock appreciation rights, including restricted stock grants. This change would increase the total number of shares of restricted stock and other non-stock option awards issuable under the 2006 Plan from 750,000 to 1,083,000. The board of directors believes that the increase in the number of shares of common stock subject to the 2006 Plan will advance the long-term success of our company by encouraging stock ownership among key employees and members of our board of directors who are not employees.

We are also proposing to make the following amendment to the 2006 Plan:

•	Section (d) of the “Change in Control” definition in Annex A of the plan would be amended to include the phrase “and such liquidation occurs” after the second occurrence of the company name.

The amended text would be as follows:

(d) the shareholders of GEO approve a plan of complete liquidation of GEO, and such liquidation occurs, or the consummation of the sale or disposition by GEO, of all or substantially all of GEO’s assets other than (x) the sale or disposition of all or substantially all of the assets of GEO to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of GEO at the time of the sale or (y) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the shareholders of GEO.

We are proposing the above change to the 2006 Plan so that a plan of liquidation adopted by GEO would not cause a change in control under the 2006 Plan unless the liquidation actually occurs. Currently, a liquidation approved by GEO’s shareholders could be interpreted to cause a change in control under the 2006 Plan without regard to whether the liquidation occurs.

Lastly, we are also proposing to make other amendments to the 2006 Plan to reflect what we believe are appropriate changes to certain numerical thresholds in the plan as a result of the increased awards issuable under the plan as compared to when it was originally adopted. These changes include:

•	increasing the total number of shares of common stock issuable pursuant to incentive stock options under the plan to 1,200,000 (currently 450,000),

•	increasing the total number of shares of common stock issuable pursuant to stock options or stock appreciation rights to any one individual in any one year under the plan to 450,000 (currently 150,000), and

•	increasing the total number of shares of common stock issuable pursuant to performance shares, restricted stock and other common stock awards to any one individual in any one year under the plan to 450,000 (currently 150,000).

Annex A to this proxy statement contains the 2006 Plan, as amended and restated to reflect the proposed amendments to the 2006 Plan described in this proxy statement (the “Amended and Restated Plan”). The Amended and Restated Plan also reflects amendments to the 2006 Plan that have been adopted and approved by GEO’s shareholders since the initial adoption of the 2006 Plan.

Background of the 2006 Plan

The Compensation Committee has historically granted awards under our equity compensation plans to our key employees and members of our board of directors to create a more performance-oriented culture and to further align the interests of management and our shareholders. In mid-2004, we exhausted all available awards under our then active stock option plans. As a result, during the period from September 2004 to May 2006, we only issued to employees an aggregate of stock options to purchase 22,200 shares of common stock under our equity compensation plans, which we believe limited our ability to attract and retain key employees through equity compensation.

To address this concern, in 2006, our board of directors and shareholders approved the 2006 Plan. The board of directors limited the total aggregate number of shares available for grant under the 2006 Plan to 900,000 shares, or approximately 3% of our total outstanding shares. In 2007, our board of directors and shareholders approved an amendment to the 2006 Plan increasing the number of shares of common stock subject to awards by 500,000 from 900,000 to 1,400,000.

Since the adoption of the 2006 Plan, we have issued awards with respect to a total of 1,331,243 shares of common stock, including 712,643 shares of restricted stock and stock options representing the right to acquire 618,600 shares of common stock. As a result, as of March 3, 2009, we have only 68,757 shares of common stock available for issuance pursuant to the 2006 Plan. Moreover, even after giving effect to the 3,223,168 aggregate shares of common stock subject to currently outstanding awards under all of our equity compensation plans, our equity compensation grants total only 6.3% of our shares of common stock outstanding. Accordingly, we are seeking an increase in the number of shares of common stock subject to the 2006 Plan from 1,400,000 to 2,400,000 in order to provide us with flexibility in motivating, rewarding and recruiting key employees with long-term incentives.

Key Features of the 2006 Plan

The following are several key features of the 2006 Plan:

•	Share Usage and Annual Run Rate. The 2006 Plan provides for a fixed reserve of shares, which we are proposing to increase from 1,400,000 to 2,400,000. The 2006 Plan also limits the number of shares awarded annually under the 2006 Plan, or the annual run rate, to a maximum of 3% of GEO’s total number of outstanding shares of common stock at any time during a fiscal year. In managing the annual run rate, the Compensation Committee will consider the potential negative impact on dilution of the granting of awards under the 2006 Plan. Any shares of common stock that we may repurchase from time to time will be factored into the Compensation Committee’s determination of awards under the 2006 Plan.

•	Controlled Use of Full Value Awards. The 2006 Plan currently limits the number of full value awards (e.g., restricted stock, performance shares and performance share units, etc.) that can be granted on a share for share basis to 750,000 total shares of common stock. We are proposing to increase that number to 1,083,000. This provision will limit the potential dilutive impact of full value awards issued under the 2006 Plan.

•	Discounted Stock Option and Stock Appreciation Rights Prohibited. The 2006 Plan prohibits stock appreciation rights or stock option awards with an exercise price less than the fair market value of our common stock on the date of grant.

•	Re-pricing Without Shareholder Approval Prohibited. Without shareholder approval, the 2006 Plan prohibits the re-pricing of options and stock appreciation rights, the cancellation of such awards in exchange for new awards with a lower exercise price or the repurchase of such awards which have an exercise price that is higher than the then current fair market value of GEO’s common stock, except in the event of stock splits, certain other recapitalizations and a change in control.

•	Inclusion of Minimum Vesting Provisions. With respect to awards that are subject only to a future service requirement, unless the Compensation Committee provides otherwise in an award agreement, (i) options and stock appreciation rights granted pursuant to the 2006 Plan will be subject to a four-year vesting schedule as follows: 20% of such options or stock appreciation rights will vest immediately and the remaining 80% of such options or stock appreciation rights will vest in equal annual increments over a four-year period following the date of grant, and (ii) all other awards that have vesting periods will vest in equal annual increments over a four-year period following the date of grant.

•	Shares Terminated Under Prior Plans will Not Increase the Plan Reserve. Shares subject to awards under the Prior Plans that are cancelled, forfeited, or expired will not be available for re-grant in the 2006 Plan. There will be no transfer of unused shares reserved for other plans into the 2006 Plan share reserve. Upon approval of the 2006 Plan, GEO will not grant any new awards under any of the Prior Plans.

•	Shares Surrendered to Pay Taxes or Exercise Price for Stock Options Will Not Increase the Plan Reserve. Shares tendered to us for taxes or to pay the exercise price will not provide us with additional shares for the 2006 Plan.

•	Stock Appreciation Rights Settled in Shares Will Not be Counted on a Net Basis. Each stock-settled stock appreciation right will count as a full share against the 2006 Plan share reserve limit rather than the net gain realized upon exercise.

•	Independent Plan Administrator. The 2006 Plan will be administered by the Compensation Committee, composed exclusively of independent non-employee directors.

•	Fixed Plan Term. The 2006 Plan will expire ten years after shareholders approve the 2006 Plan. However, awards granted under the 2006 Plan may survive the termination of the Plan.

•	Limit on Stock Option Period. Stock appreciation rights and stock options will have a maximum term of ten years.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” the amendments to The GEO Group Inc. 2006 Stock Incentive Plan.

Equity Compensation Plan Information

In connection with your consideration of our proposal to approve the amendments to The GEO Group Inc. 2006 Stock Incentive Plan, the following table sets forth information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of December 28, 2008, including our 1994 Second Stock Option Plan, our 1999 Stock Option Plan, our 2006 Stock Incentive Plan and our 1995 Non-Employee Director Stock Option Plan. Our shareholders have approved all of these plans.

(c)
Number of Securities
	(a)		Remaining Available for
	Number of Securities	(b)	Future Issuance Under
	to be Issued Upon	Weighted-Average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))

Equity compensation plans approved by security holders	2,808,074	$8.03	58,157
Equity compensation plans not approved by security holders
Total	2,808,074	$8.03	58,157

Proposal 4

Shareholder Proposal Requesting Semi-Annual Disclosure of Political Contributions

The Mercy Investment Program, 205 Avenue C, #10E, New York, New York 10009, the beneficial owner of 360 shares of GEO stock, and the LKCM Aquinas Funds, 301 Commerce Street, Suite 1600, Ft. Worth, TX 76102, the beneficial owner of 2,100 shares of GEO stock, have filed the following shareholder proposal:

“Resolved: that the shareholders of The GEO Group hereby request that our Company provide a report, updated semi-annually, disclosing our Company’s:

1.	Policies and procedures for political contributions and expenditures, both direct and indirect, made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162(e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162(e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of our Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in our Company who participated in making the decisions to make political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing our Company’s political contributions and expenditures.

This report shall be presented to the Board of Directors’ audit committee or other relevant oversight committee and posted on our Company’s website to reduce costs to shareholders.

Supporting Statements

As long-term shareholders of the GEO Group, we support transparency and accountability to corporate spending on political activities. A significant number of investors agree. In 2008, more than 26% of shares voted supported our position.

The activities, for which we seek transparency and accountability, include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all political contributions, including payments to trade associations and other tax-exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.”

Recommendation of the Board of Directors

GEO’s board of directors recommends a vote “AGAINST” the adoption of this proposal for the following reasons:

The GEO board believes that this proposal is unnecessary and duplicative because various federal, state and local campaign finance laws already require us to disclose political contributions made by GEO, and GEO fully complies with these disclosure and reporting requirements. As a result, the board believes that ample public information exists and is available regarding GEO’s political contributions adequate to alleviate the concerns cited in this proposal. Additionally, GEO already has adequate internal controls to ensure that political contributions are approved by senior management because GEO policies require any contributions over $500 to be approved by GEO’s CEO or President. Also, with respect to political contributions by GEO, we note that current law prohibits corporate contributions to federal candidates or their political committees. However, GEO is able to make corporate contributions to state and local candidates or initiatives where permitted by law. Various members of GEO’s management decide which candidates, campaigns, committees and initiatives GEO will support based on a nonpartisan effort to advance and protect the interests of GEO and our shareholders and employees.

GEO also sponsors non-partisan political action committees (the “GEO PACs”). The GEO PACs allow our employees to pool their financial resources to support federal, state and local candidates, political party committees and political action committees. The political contributions made by the GEO PACs are funded entirely by the voluntary contributions of our employees. No corporate funds are used. A committee comprised of appropriate members of GEO’s management decides which candidates, campaigns, committees and initiatives the GEO PACs will support based on a nonpartisan effort to advance and protect the interests of GEO and our shareholders and employees. The GEO PACs file reports of recipients and disbursements with the Federal Election Commission (the “FEC”), and appropriate state reporting authorities, as well as pre-election and post-election reports. These detailed, publicly available reports identify the names of candidates supported and itemize amounts contributed by the GEO PACs, including any political contributions over $200. Given these existing reporting requirements, we do not believe that posting the requested information on our website would provide shareholders with additional meaningful information. Instead, we believe that it would impose unnecessary costs and administrative burdens on us while often requiring duplicative disclosure of already public information.

The board also believes that the expanded disclosure requested in this proposal would place GEO at a competitive disadvantage. GEO is involved on an ongoing basis with a number of legislative and political initiatives at the federal, state and local levels that could significantly affect its business and operations. While the public disclosure of contributions relating to these efforts is often required on a jurisdiction-by-jurisdiction basis, reporting them in one medium on GEO’s website could reveal valuable information regarding GEO’s long-term business strategies, business development initiatives and business priorities. Because third parties with adverse interests also participate in the political process for their own business reasons, any unilateral expanded disclosure by GEO which is not required of such third parties could benefit these parties to the detriment of GEO.

In short, we believe that this proposal is unnecessary, burdensome and duplicative because a comprehensive system of reporting and accountability for political contributions already exists. In addition, we believe that, if adopted, the proposal would cause GEO as a reporter of the requested information to be exposed to potential competitive harm, without commensurate benefit to our shareholders. For these reasons, the board of directors recommends that you vote “AGAINST” this proposal.

SHAREHOLDER PROPOSAL DEADLINE

Shareholder proposals intended to be presented at the year 2010 annual meeting of shareholders must be received by GEO for inclusion in GEO’s proxy statement and form of proxy relating to that meeting by December 1, 2009. Additionally, GEO must have notice of any shareholder proposal to be submitted at the 2010 annual meeting of shareholders (but not required to be included in GEO’s proxy statement) by February 13, 2010, or such proposal will be considered untimely pursuant to Rule 14a-5(e) under the Exchange Act and persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

OTHER MATTERS

The board of directors knows of no other matters to come before the shareholders’ meeting. However, if any other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their best judgment on such matters.

By order of the Board of Directors,

John J. Bulfin
Senior Vice President, General Counsel
and Corporate Secretary

March 30, 2009

A copy of GEO’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008, including the financial statements and the schedules thereto, but excluding exhibits thereto, which has been filed with the SEC will be made available without charge to interested shareholders upon written request to Director, Corporate Relations, The GEO Group, Inc., 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487.

ANNEX A

AMENDMENT TO THE GEO GROUP, INC. 2006 STOCK INCENTIVE PLAN

AMENDED AND RESTATED

THE GEO GROUP, INC.
2006 STOCK INCENTIVE PLAN

April 29, 2009

1.	ESTABLISHMENT, EFFECTIVE DATE AND TERM

The GEO Group, Inc., a Florida corporation originally established The GEO Group, Inc. 2006 Stock Incentive Plan, effective May 4, 2006, authorizing the issuance of 300,000 shares of Common Stock. Since the adoption of the Plan, through amendments to the Plan and two stock splits effectuated by GEO, the Plan has been amended to authorize the issuance of 1,400,000 shares of Common Stock. Subject to the approval by the shareholders of GEO in accordance with the laws of the State of Florida on April 29, 2009, the Plan is hereby amended and restated to authorize an additional 1,000,0000 shares of Common Stock to be issued pursuant to the Plan and to make certain other amendments to the Plan, including a clarification the definition of a Change in Control to reflect how such term has been interpreted by the Committee. Unless earlier terminated pursuant to Section 15(k) hereof, the Plan shall terminate on the tenth anniversary of the Effective Date. Capitalized terms used herein are defined in Annex A attached hereto.

2.	PURPOSE

The purpose of the Plan is to enable GEO to attract, retain, reward and motivate Eligible Individuals by providing them with an opportunity to acquire or increase a proprietary interest in GEO and to incentivize them to expend maximum effort for the growth and success of the Company, so as to strengthen the mutuality of the interests between the Eligible Individuals and the shareholders of GEO.

3.	ELIGIBILITY

Awards may be granted under the Plan to any Eligible Individual, as determined by the Committee from time to time, on the basis of their importance to the business of the Company pursuant to the terms of the Plan.

4.	ADMINISTRATION

(a) Committee.  The Plan shall be administered by the Committee, which shall have the full power and authority to take all actions, and to make all determinations not inconsistent with the specific terms and provisions of the Plan deemed by the Committee to be necessary or appropriate to the administration of the Plan, any Award granted or any Award Agreement entered into hereunder. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect as it may determine in its sole discretion. The decisions by the Committee shall be final, conclusive and binding with respect to the interpretation and administration of the Plan, any Award or any Award Agreement entered into under the Plan.

(b) Delegation to Officers or Employees.  The Committee may designate officers or employees of the Company to assist the Committee in the administration of the Plan. The Committee may delegate authority to officers or employees of the Company to grant Awards and execute Award Agreements or other documents on behalf of the Committee in connection with the administration of the Plan, subject to whatever limitations or restrictions the Committee may impose and in accordance with applicable law.

(c) Designation of Advisors.  The Committee may designate professional advisors to assist the Committee in the administration of the Plan. The Committee may employ such legal counsel, consultants, and agents as it may deem desirable for the administration of the Plan and may rely upon any advice and any computation received from any such counsel, consultant, or agent. The Company shall pay all expenses and costs incurred by the Committee for the engagement of any such counsel, consultant, or agent.

(d) Participants Outside the U.S.  In order to conform with the provisions of local laws and regulations in foreign countries in which the Company operates, the Committee shall have the sole discretion to (i) modify the terms and conditions of the Awards granted under the Plan to Eligible Individuals located outside the United States; (ii) establish subplans with such modifications as may be necessary or advisable under the circumstances present by local laws and regulations; and (iii) take any action which it deems advisable to comply with or otherwise reflect any necessary governmental regulatory procedures, or to obtain any exemptions or approvals necessary with respect to the Plan or any subplan established hereunder.

(e) Liability and Indemnification.  No Covered Individual shall be liable for any action or determination made in good faith with respect to the Plan, any Award granted hereunder or any Award Agreement entered into hereunder. The Company shall, to the maximum extent permitted by applicable law and the Articles of Incorporation and Bylaws of GEO, indemnify and hold harmless each Covered Individual against any cost or expense (including reasonable attorney fees reasonably acceptable to the Company) or liability (including any amount paid in settlement of a claim with the approval of the Company), and amounts advanced to such Covered Individual necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the Plan, any Award granted hereunder or any Award Agreement entered into hereunder. Such indemnification shall be in addition to any rights of indemnification such individuals may have under applicable law or under the Articles of Incorporation or Bylaws of GEO. Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by a Covered Individual with regard to Awards granted to such Covered Individual under the Plan or arising out of such Covered Individual’s own fraud or bad faith.

5.	SHARES OF COMMON STOCK SUBJECT TO PLAN

(a) Shares Available for Awards.  The Common Stock that may be issued pursuant to Awards granted under the Plan shall be treasury shares or authorized but unissued shares of the Common Stock. The total number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan shall be the sum of Two Million Four Hundred Thousand (2,400,000) shares.

(b) Maximum Shares Issuable During a Fiscal Year.  The maximum number of shares of Common Stock that may be issued under all Awards granted in a fiscal year shall not exceed three percent (3%) of GEO’s maximum authorized and outstanding shares of Common Stock at any time during said fiscal year; provided, however, that (i) such limitation shall not include any substitute grants made in settlement of any awards under any other plan sponsored by GEO or substitute grants or equity assumed in connection with a corporate transaction, and (ii) any shares of Common Stock repurchased or redeemed by GEO after any Awards have been made which have been authorized by the Board shall nevertheless be deemed to be outstanding for purposes of calculating whether there has been a violation of this Section 5(b).

(c) Certain Limitations on Specific Types of Awards.  The granting of Awards under this Plan shall be subject to the following limitations:

(i)	With respect to the shares of Common Stock reserved pursuant to this Section, a maximum of One Million Two Hundred Thousand (1,200,000) of such shares may be subject to grants of Incentive Stock Options;

(ii)	With respect to the shares of Common Stock reserved pursuant to this Section, a maximum of One Million Eighty Three Thousand (1,083,000) of such shares may be issued in connection with Awards, other than Stock Options and Stock Appreciation Rights, that are settled in Common Stock;

(iii)	With respect to the shares of Common Stock reserved pursuant to this Section, a maximum of Four Hundred Fifty Thousand (450,000) of such shares may be subject to grants of Options or Stock Appreciation Rights to any one Eligible Individual during any one fiscal year;

(iv)	With respect to the shares of Common Stock reserved pursuant to this Section, a maximum of Four Hundred Fifty Thousand (450,000) of such shares may be subject to grants of Performance Shares,

Restricted Stock, and Awards of Common Stock to any one Eligible Individual during any one fiscal year; and

(v)	The maximum value at Grant Date of grants of Performance Units which may be granted to any one Eligible Individual during any one fiscal year shall be $1,000,000.

(d) Reduction of Shares Available for Awards.  Upon the granting of an Award, the number of shares of Common Stock available under this Section hereof for the granting of further Awards shall be reduced as follows:

(i)	In connection with the granting of an Option or Stock Appreciation Right, the number of shares of Common Stock shall be reduced by the number of shares of Common Stock subject to the Option or Stock Appreciation Right;

(ii)	In connection with the granting of an Award that is settled in Common Stock, other than the granting of an Option or Stock Appreciation Right, the number of shares of Common Stock shall be reduced by the number of shares of Common Stock subject to the Award; and

(iii)	Awards settled in cash shall not count against the total number of shares of Common Stock available to be granted pursuant to the Plan.

(e) Cancelled, Forfeited, or Surrendered Awards.  Notwithstanding anything to the contrary in this Plan, if any Award is cancelled, forfeited or terminated for any reason prior to exercise or becoming vested in full, the shares of Common Stock that were subject to such Award shall, to the extent cancelled, forfeited or terminated, immediately become available for future Awards granted under the Plan as if said Award had never been granted; provided, however, that any shares of Common Stock subject to an Award which is cancelled, forfeited or terminated in order to pay the Exercise Price, purchase price or any taxes or tax withholdings on an Award shall not be available for future Awards granted under the Plan.

(f) Recapitalization.  If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of GEO by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of GEO or other increase or decrease in such shares effected without receipt of consideration by GEO occurring after the Effective Date, an appropriate and proportionate adjustment shall be made by the Committee to (i) the aggregate number and kind of shares of Common Stock available under the Plan (including, but not limited to, the aggregate limits of the number of shares of Common Stock described in Sections 5(c)(i) and (ii), (ii) the limits on the number of shares of Common Stock that may be granted to an Eligible Employee in any one fiscal year, (iii) the calculation of the reduction of shares of Common Stock available under the Plan, (iv) the number and kind of shares of Common Stock issuable upon exercise (or vesting) of outstanding Awards granted under the Plan; (v) the Exercise Price of outstanding Options granted under the Plan, and/or (vi) the number of shares of Common Stock subject to Awards granted to Non-Employee Directors under Section 10. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment under this Section 5(f), and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit. Any adjustments made under this Section 5(f) with respect to any Incentive Stock Options must be made in accordance with Code Section 424.

6.	OPTIONS

(a) Grant of Options.  Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, Options to purchase such number of shares of Common Stock and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Each grant of an Option shall satisfy the requirements set forth in this Section.

(b) Type of Options.  Each Option granted under the Plan may be designated by the Committee, in its sole discretion, as either (i) an Incentive Stock Option, or (ii) a Non-Qualified Stock Option. Options designated as Incentive Stock Options that fail to continue to meet the requirements of Code Section 422 shall be re-designated as Non-Qualified Stock Options automatically on the date of such failure to continue to meet such requirements without further action by the Committee. In the absence of any designation, Options granted under the Plan will be deemed to be Non-Qualified Stock Options.

(c) Exercise Price.  Subject to the limitations set forth in the Plan relating to Incentive Stock Options, the Exercise Price of an Option shall be fixed by the Committee and stated in the respective Award Agreement, provided that the Exercise Price of the shares of Common Stock subject to such Option may not be less than Fair Market Value of such Common Stock on the Grant Date, or if greater, the par value of the Common Stock.

(d) Limitation on Repricing.  Unless such action is approved by GEO’s shareholders in accordance with applicable law: (i) no outstanding Option granted under the Plan may be amended to provide an Exercise Price that is lower than the then-current Exercise Price of such outstanding Option (other than adjustments to the Exercise Price pursuant to Sections 5(d) and 12); (ii) the Committee may not cancel any outstanding Option and grant in substitution therefore new Awards under the Plan covering the same or a different number of shares of Common Stock and having an Exercise Price lower than the then-current Exercise Price of the cancelled Option (other than adjustments to the Exercise Price pursuant to Sections 5(f) and 12); and (iii) the Committee may not authorize the repurchase of an outstanding Option which has an Exercise Price that is higher than the then-current fair market value of the Common Stock (other than adjustments to the Exercise Price pursuant to Sections 5(f) and 12).

(e) Limitation on Option Period.  Subject to the limitations set forth in the Plan relating to Incentive Stock Options, Options granted under the Plan and all rights to purchase Common Stock thereunder shall terminate no later than the tenth anniversary of the Grant Date of such Options, or on such earlier date as may be stated in the Award Agreement relating to such Option. In the case of Options expiring prior to the tenth anniversary of the Grant Date, the Committee may in its discretion, at any time prior to the expiration or termination of said Options, extend the term of any such Options for such additional period as it may determine, but in no event beyond the tenth anniversary of the Grant Date thereof.

(f) Limitations on Incentive Stock Options.  Notwithstanding any other provisions of the Plan, the following provisions shall apply with respect to Incentive Stock Options granted pursuant to the Plan.

(i)	Limitation on Grants. Incentive Stock Options may only be granted to Section 424 Employees. The aggregate Fair Market Value (determined at the time such Incentive Stock Option is granted) of the shares of Common Stock for which any individual may have Incentive Stock Options which first become vested and exercisable in any calendar year (under all incentive stock option plans of the Company) shall not exceed $100,000. Options granted to such individual in excess of the $100,000 limitation, and any Options issued subsequently which first become vested and exercisable in the same calendar year, shall automatically be treated as Non-Qualified Stock Options.

(ii)	Minimum Exercise Price. In no event may the Exercise Price of a share of Common Stock subject an Incentive Stock Option be less than 100% of the Fair Market Value of such share of Common Stock on the Grant Date.

(iii)	Ten Percent Shareholder. Notwithstanding any other provision of the Plan to the contrary, in the case of Incentive Stock Options granted to a Section 424 Employee who, at the time the Option is granted, owns (after application of the rules set forth in Code Section 424(d)) stock possessing more than ten percent of the total combined voting power of all classes of stock of GEO, such Incentive Stock Options (i) must have an Exercise Price per share of Common Stock that is at least 110% of the Fair Market Value as of the Grant Date of a share of Common Stock, and (ii) must not be exercisable after the fifth anniversary of the Grant Date.

(g) Vesting Schedule and Conditions.  No Options may be exercised prior to the satisfaction of the conditions and vesting schedule provided for in the Award Agreement relating thereto. Except as otherwise provided by the Committee in an Award Agreement in its sole and absolute discretion, subject to Sections 10, 12 and 13 of the Plan, Options covered by any Award under this Plan that are subject solely to a future service requirement shall vest as follows: (i) 20% of the Options subject to an Award shall vest immediately upon the Grant Date; and (ii) the remaining 80% of the Options subject to an Award shall vest over the four-year period immediately following the Grant Date in equal annual increments of 20%, with one increment vesting on each anniversary date of the Grant Date.

(h) Exercise.  When the conditions to the exercise of an Option have been satisfied, the Participant may exercise the Option only in accordance with the following provisions. The Participant shall deliver to GEO a written notice stating that the Participant is exercising the Option and specifying the number of shares of Common Stock which are to be purchased pursuant to the Option, and such notice shall be accompanied by payment in full of the Exercise Price of the shares for which the Option is being exercised, by one or more of the methods provided for in the Plan. Said notice must be delivered to GEO at its principal office and addressed to the attention of John J. Bulfin, General Counsel, The GEO Group Inc., 621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487. An attempt to exercise any Option granted hereunder other than as set forth in the Plan shall be invalid and of no force and effect.

(i) Payment.  Payment of the Exercise Price for the shares of Common Stock purchased pursuant to the exercise of an Option shall be made by one of the following methods:

(i)	by cash, certified or cashier’s check, bank draft or money order;

(ii)	through the delivery to GEO of shares of Common Stock which have been previously owned by the Participant for the requisite period necessary to avoid a charge to GEO’s earnings for financial reporting purposes; such shares shall be valued, for purposes of determining the extent to which the Exercise Price has been paid thereby, at their Fair Market Value on the date of exercise; without limiting the foregoing, the Committee may require the Participant to furnish an opinion of counsel acceptable to the Committee to the effect that such delivery would not result in GEO incurring any liability under Section 16(b) of the Exchange Act; or

(iii)	by any other method which the Committee, in its sole and absolute discretion and to the extent permitted by applicable law, may permit, including, but not limited to, any of the following: (A) through a “cashless exercise sale and remittance procedure” pursuant to which the Participant shall concurrently provide irrevocable instructions (1) to a brokerage firm approved by the Committee to effect the immediate sale of the purchased shares and remit to GEO, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable federal, state and local income, employment, excise, foreign and other taxes required to be withheld by the Company by reason of such exercise and (2) to GEO to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale; or (B) by any other method as may be permitted by the Committee.

(j) Termination of Employment, Disability or Death.  Unless otherwise provided in an Award Agreement, upon the termination of the employment or other service of a Participant with Company for any reason, all of the Participant’s outstanding Options (whether vested or unvested) shall be subject to the rules of this paragraph. Upon such termination, the Participant’s unvested Options shall expire. Notwithstanding anything in this Plan to the contrary, the Committee may provide, in its sole and absolute discretion, that following the termination of employment or other service of a Participant with the Company for any reason (i) any unvested Options held by the Participant that vest solely upon a future service requirement shall vest in whole or in part, at any time subsequent to such termination of employment or other service, and or (ii) a Participant or the Participant’s estate, devisee or heir at law (whichever is applicable), may exercise an Option, in whole or in part, at any time subsequent to such termination of employment or other service and prior to the termination of the Option pursuant to its terms. Unless otherwise determined by the Committee, temporary absence from employment because of illness, vacation, approved leaves of absence or military service shall not constitute a termination of employment or other service.

(i)	Termination for Reason Other Than Cause, Disability or Death. If a Participant’s termination of employment or other service is for any reason other than death, Disability, Cause or a voluntary termination within ninety (90) days after occurrence of an event which would be grounds for termination of employment or other service by the Company for Cause, any Option held by such Participant, may be exercised, to the extent exercisable at termination, by the Participant at any time within a period not to exceed ninety (90) days from the date of such termination, but in no event after the termination of the Option pursuant to its terms.

(ii)	Disability. If a Participant’s termination of employment or other service with the Company is by reason of a Disability of such Participant, the Participant shall have the right at any time within a period not to exceed one (1) year after such termination, but in no event after the termination of the Option pursuant to its terms, to exercise, in whole or in part, any vested portion of the Option held by such Participant at the date of such termination; provided, however, that if the Participant dies within such period, any vested Option held by such Participant upon death shall be exercisable by the Participant’s estate, devisee or heir at law (whichever is applicable) for a period not to exceed one (1) year after the Participant’s death, but in no event after the termination of the Option pursuant to its terms.

(iii)	Death. If a Participant dies while in the employment or other service of the Company, the Participant’s estate or the devisee named in the Participant’s valid last will and testament or the Participant’s heir at law who inherits the Option has the right, at any time within a period not to exceed one (1) year after the date of such Participant’s death, but in no event after the termination of the Option pursuant to its terms, to exercise, in whole or in part, any portion of the vested Option held by such Participant at the date of such Participant’s death.

(iv)	Termination for Cause. In the event the termination is for Cause or is a voluntary termination within ninety (90) days after occurrence of an event which would be grounds for termination of employment or other service by the Company for Cause (without regard to any notice or cure period requirement), any Option held by the Participant at the time of such termination shall be deemed to have terminated and expired upon the date of such termination.

7.	STOCK APPRECIATION RIGHTS

(a) Grant of Stock Appreciation Rights.  Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, Stock Appreciation Rights, in such amounts and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Each grant of a Stock Appreciation Right shall satisfy the requirements as set forth in this Section.

(b) Terms and Conditions of Stock Appreciation Rights.  Unless otherwise provided in an Award Agreement, the terms and conditions (including, without limitation, the limitations on the Exercise Price, exercise period, repricing and termination) of the Stock Appreciation Right shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions that would have been applicable under Section 6 above were the grant of the Stock Appreciation Rights a grant of an Option.

(c) Exercise of Stock Appreciation Rights.  Stock Appreciation Rights shall be exercised by a Participant only by written notice delivered to the General Counsel of GEO, specifying the number of shares of Common Stock with respect to which the Stock Appreciation Right is being exercised.

(d) Payment of Stock Appreciation Right.  Unless otherwise provided in an Award Agreement, upon exercise of a Stock Appreciation Right, the Participant or Participant’s estate, devisee or heir at law (whichever is applicable) shall be entitled to receive payment, in cash, in shares of Common Stock, or in a combination thereof, as determined by the Committee in its sole and absolute discretion. The amount of such payment shall be determined by multiplying the excess, if any, of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the Grant Date, by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are then being exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to a Stock Appreciation Right by including such limitation in the Award Agreement.

8.	RESTRICTED STOCK

(a) Grant of Restricted Stock.  Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, Restricted Stock, in such amounts and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Each grant of Restricted Stock shall satisfy the requirements as set forth in this Section.

(b) Restrictions.  The Committee shall impose such restrictions on any Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation; time based vesting restrictions, or the attainment of Performance Goals. Except as otherwise provided by the Committee in an Award Agreement in its sole and absolute discretion, subject to Sections 10, 12 and 13 of the Plan, Restricted Stock covered by any Award under this Plan that are subject solely to a future service requirement shall vest over the four-year period immediately following the Grant Date in equal annual increments of 25%, with one increment vesting on each anniversary date of the Grant Date. Shares of Restricted Stock subject to the attainment of Performance Goals will be released from restrictions only after the attainment of such Performance Goals has been certified by the Committee in accordance with Section 9(c).

(c) Certificates and Certificate Legend.  With respect to a grant of Restricted Stock, the Company may issue a certificate evidencing such Restricted Stock to the Participant or issue and hold such shares of Restricted Stock for the benefit of the Participant until the applicable restrictions expire. The Company may legend the certificate representing Restricted Stock to give appropriate notice of such restrictions. In addition to any such legends, each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:

“The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, are subject to certain terms, conditions, and restrictions on transfer as set forth in The GEO Group, Inc. 2006 Stock Incentive Plan (the “Plan”), and in an Agreement entered into by and between the registered owner of such shares and The GEO Group, Inc. (the “Company”), dated  , 20           (the “Award Agreement”). A copy of the Plan and the Award Agreement may be obtained from the Secretary of the Company.”

(d) Removal of Restrictions.  Except as otherwise provided in the Plan, shares of Restricted Stock shall become freely transferable by the Participant upon the lapse of the applicable restrictions. Once the shares of Restricted Stock are released from the restrictions, the Participant shall be entitled to have the legend required by paragraph (c) above removed from the share certificate evidencing such Restricted Stock and the Company shall pay or distribute to the Participant all dividends and distributions held in escrow by the Company with respect to such Restricted Stock.

(e) Shareholder Rights.  Unless otherwise provided in an Award Agreement, until the expiration of all applicable restrictions, (i) the Restricted Stock shall be treated as outstanding, (ii) the Participant holding shares of Restricted Stock may exercise full voting rights with respect to such shares, and (iii) the Participant holding shares of Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such shares while they are so held. If any such dividends or distributions are paid in shares of Common Stock, such shares shall be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary, at the discretion of the Committee, all such dividends and distributions may be held in escrow by the Company (subject to the same restrictions on forfeitability) until all restrictions on the respective Restricted Stock have lapsed.

(f) Termination of Service.  Unless otherwise provided in a Award Agreement, if a Participant’s employment or other service with the Company terminates for any reason, all unvested shares of Restricted Stock held by the Participant and any dividends or distributions held in escrow by GEO with respect to such Restricted Stock shall be forfeited immediately and returned to the Company. Notwithstanding this paragraph, all grants of Restricted Stock that vest solely upon the attainment of Performance Goals shall be treated pursuant to the terms and conditions that would have been applicable under Section 9(c) as if such grants of Restricted Stock were Awards of Performance Shares. Notwithstanding anything in this Plan to the contrary, the Committee may provide, in its sole and absolute discretion, that following the termination of employment or other service of a Participant with the Company for any reason, any unvested shares of Restricted Stock held by the Participant that vest solely upon a future service requirement shall vest in whole or in part, at any time subsequent to such termination of employment or other service.

9.	PERFORMANCE SHARES AND PERFORMANCE UNITS

(a) Grant of Performance Shares and Performance Units.  Subject to the terms and conditions of the Plan, the Committee may grant to such Eligible Individuals as the Committee may determine, Performance Shares and

Performance Units, in such amounts and on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Each grant of a Performance Share or a Performance Unit shall satisfy the requirements as set forth in this Section.

(b) Performance Goals.  Performance Goals will be based on one or more of the following criteria, as determined by the Committee in its absolute and sole discretion: (i) the attainment of certain target levels of, or a specified increase in, GEO’s enterprise value or value creation targets; (ii) the attainment of certain target levels of, or a percentage increase in, GEO’s after-tax or pre-tax profits including, without limitation, that attributable to GEO’s continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase relating to, GEO’s operational cash flow or working capital, or a component thereof; (iv) the attainment of certain target levels of, or a specified decrease relating to, GEO’s operational costs, or a component thereof (v) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of bank debt or other of GEO’s long-term or short-term public or private debt or other similar financial obligations of GEO, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee; (vi) the attainment of a specified percentage increase in earnings per share or earnings per share from GEO’s continuing operations; (vii) the attainment of certain target levels of, or a specified percentage increase in, GEO’s net sales, revenues, net income or earnings before income tax or other exclusions; (viii) the attainment of certain target levels of, or a specified increase in, GEO’s return on capital employed or return on invested capital; (ix) the attainment of certain target levels of, or a percentage increase in, GEO’s after-tax or pre-tax return on shareholder equity; (x) the attainment of certain target levels in the fair market value of GEO’s Common Stock; (xi) the growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; and/or (xii) the attainment of certain target levels of, or a specified increase in, EBITDA (earnings before income tax, depreciation and amortization). In addition, Performance Goals may be based upon the attainment by a subsidiary, division or other operational unit of GEO of specified levels of performance under one or more of the measures described above. Further, the Performance Goals may be based upon the attainment by GEO (or a subsidiary, division, facility or other operational unit of GEO) of specified levels of performance under one or more of the foregoing measures relative to the performance of other corporations. To the extent permitted under Code Section 162(m) of the Code (including, without limitation, compliance with any requirements for shareholder approval), the Committee may, in its sole and absolute discretion: (i) designate additional business criteria upon which the Performance Goals may be based; (ii) modify, amend or adjust the business criteria described herein; or (iii) incorporate in the Performance Goals provisions regarding changes in accounting methods, corporate transactions (including, without limitation, dispositions or acquisitions) and similar events or circumstances. Performance Goals may include a threshold level of performance below which no Award will be earned, levels of performance at which an Award will become partially earned and a level at which an Award will be fully earned.

(c) Terms and Conditions of Performance Shares and Performance Units.  The applicable Award Agreement shall set forth (i) the number of Performance Shares or the dollar value of Performance Units granted to the Participant; (ii) the Performance Period and Performance Goals with respect to each such Award; (iii) the threshold, target and maximum shares of Common Stock or dollar values of each Performance Share or Performance Unit and corresponding Performance Goals, and (iv) any other terms and conditions as the Committee determines in its sole and absolute discretion. The Committee shall establish, in its sole and absolute discretion, the Performance Goals for the applicable Performance Period for each Performance Share or Performance Unit granted hereunder. Performance Goals for different Participants and for different grants of Performance Shares and Performance Units need not be identical. Unless otherwise provided in an Award Agreement, the Participants’ rights as a shareholder in Performance Shares shall be substantially identical to the terms and conditions that would have been applicable under Section 8 above if the Performance Shares were Restricted Stock. Unless otherwise provided in an Award Agreement, a holder of Performance Units is not entitled to the rights of a holder of Common Stock.

(d) Determination and Payment of Performance Units or Performance Shares Earned.  As soon as practicable after the end of a Performance Period, the Committee shall determine the extent to which Performance Shares or Performance Units have been earned on the basis of the Company’s actual performance in relation to the established Performance Goals as set forth in the applicable Award Agreement and shall certify these results in writing. As soon as practicable after the Committee has determined that an amount is payable or should be distributed with respect to a Performance Share or a Performance Unit, the Committee shall cause the amount of such Award to be paid or distributed to the Participant or the Participant’s estate, devisee or heir at law (whichever is applicable). Unless otherwise provided in an Award Agreement, the Committee shall determine in its sole and absolute discretion whether payment with respect to the Performance Share or Performance Unit shall be made in cash, in shares of Common Stock, or in a combination thereof. For purposes of making payment or a distribution with respect to a Performance Share or Performance Unit, the cash equivalent of a share of Common Stock shall be determined by the Fair Market Value of the Common Stock on the day the Committee designates the Performance Shares or Performance Units to be payable.

(e) Termination of Employment.  Unless otherwise provided in an Award Agreement, if a Participant’s employment or other service with the Company terminates for any reason, all of the Participant’s outstanding Performance Shares and Performance Units shall be subject to the rules of this Section.

(i)	Termination for Reason Other Than Death or Disability. If a Participant’s employment or other service with the Company terminates prior to the expiration of a Performance Period with respect to any Performance Units or Performance Shares held by such Participant for any reason other than death or Disability, the outstanding Performance Units or Performance Shares held by such Participant for which the Performance Period has not yet expired shall terminate upon such termination and the Participant shall have no further rights pursuant to such Performance Units or Performance Shares.

(ii)	Termination of Employment for Death or Disability. If a Participant’s employment or other service with the Company terminates by reason of the Participant’s death or Disability prior to the end of a Performance Period, the Participant, or the Participant’s estate, devisee or heir at law (whichever is applicable) shall be entitled to a payment of the Participant’s outstanding Performance Units and Performance Share at the end of the applicable Performance Period, pursuant to the terms of the Plan and the Participant’s Award Agreement; provided, however, that the Participant shall be deemed to have earned only that proportion (to the nearest whole unit or share) of the Performance Units or Performance Shares granted to the Participant under such Award as the number of full months of the Performance Period which have elapsed since the first day of the Performance Period for which the Award was granted to the end of the month in which the Participant’s termination of employment or other service, bears to the total number of months in the Performance Period, subject to the attainment of the Performance Goals associated with the Award as certified by the Committee. The right to receive any remaining Performance Units or Performance Shares shall be canceled and forfeited.

10.	VESTING OF AWARD GRANTS TO NON-EMPLOYEE DIRECTORS

Notwithstanding the minimum vesting provisions in Section 6(g) and 8(b) of the Plan, any Award granted to a Non-Employee Director in lieu of cash compensation shall not be subject to any minimum vesting requirements.

11.	OTHER AWARDS

Awards of shares of Common Stock, phantom stock, restricted stock units and other awards that are valued in whole or in part by reference to, or otherwise based on, Common Stock, may also be made, from time to time, to Eligible Individuals as may be selected by the Committee. Such Common Stock may be issued in satisfaction of awards granted under any other plan sponsored by the Company or compensation payable to an Eligible Individual. In addition, such awards may be made alone or in addition to or in connection with any other Award granted hereunder. The Committee may determine the terms and conditions of any such award. Each such award shall be evidenced by an Award Agreement between the Eligible Individual and the Company which shall specify the number of shares of Common Stock subject to the award, any consideration therefore, any vesting or performance requirements and such other terms and conditions as the Committee shall determine in its sole and absolute discretion. With respect to the Awards that may be issued solely pursuant to this Section 11 and not pursuant to any other provision of the Plan, a maximum number of shares of Common Stock with respect to which such Awards may be issued, shall not exceed five percent (5%) of the total number of shares of Common Stock that may be issued under the Plan, as described in Section 5(a).

12.	CHANGE IN CONTROL

Unless otherwise provided in an Award Agreement, upon the occurrence of a Change in Control of GEO, the Committee may in its sole and absolute discretion, provide on a case by case basis that (i) some or all outstanding Awards may become immediately exercisable or vested, without regard to any limitation imposed pursuant to this Plan, (ii) that all Awards shall terminate, provided that Participants shall have the right, immediately prior to the occurrence of such Change in Control and during such reasonable period as the Committee in its sole discretion shall determine and designate, to exercise any vested Award in whole or in part, (iii) that all Awards shall terminate, provided that Participants shall be entitled to a cash payment equal to the Change in Control Price with respect to shares subject to the vested portion of the Award net of the Exercise Price thereof (if applicable), (iv) provide that, in connection with a liquidation or dissolution of GEO, Awards shall convert into the right to receive liquidation proceeds net of the Exercise Price (if applicable) and (v) any combination of the foregoing. In the event that the Committee does not terminate or convert an Award upon a Change in Control of GEO, then the Award shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring, or succeeding corporation (or an affiliate thereof).

13.	CHANGE IN STATUS OF PARENT OR SUBSIDIARY

Unless otherwise provided in an Award Agreement or otherwise determined by the Committee, in the event that an entity or business unit which was previously a part of the Company is no longer a part of the Company, as determined by the Committee in its sole discretion, the Committee may, in its sole and absolute discretion: (i) provide on a case by case basis that some or all outstanding Awards held by a Participant employed by or performing service for such entity or business unit may become immediately exercisable or vested, without regard to any limitation imposed pursuant to this Plan; (ii) provide on a case by case basis that some or all outstanding Awards held by a Participant employed by or performing service for such entity or business unit may remain outstanding, may continue to vest, and/or may remain exercisable for a period not exceeding one (1) year, subject to the terms of the Award Agreement and this Plan; and/or (ii) treat the employment or other services of a Participant employed by such entity or business unit as terminated if such Participant is not employed by GEO or any entity that is a part of the Company immediately after such event.

14.	REQUIREMENTS OF LAW

(a) Violations of Law.  The Company shall not be required to sell or issue any shares of Common Stock under any Award if the sale or issuance of such shares would constitute a violation by the individual exercising the Award, the Participant or the Company of any provisions of any law or regulation of any governmental authority, including without limitation any provisions of the Sarbanes-Oxley Act, and any other federal or state securities laws or regulations. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Award, the issuance of shares pursuant thereto or the grant of an Award to comply with any law or regulation of any governmental authority.

(b) Registration.  At the time of any exercise or receipt of any Award, the Company may, if it shall determine it necessary or desirable for any reason, require the Participant (or Participant’s heirs, legatees or legal representative, as the case may be), as a condition to the exercise or grant thereof, to deliver to the Company a written representation of present intention to hold the shares for their own account as an investment and not with a view to, or for sale in connection with, the distribution of such shares, except in compliance with applicable federal and state securities laws with respect thereto. In the event such representation is required to be delivered, an appropriate legend may be placed upon each certificate delivered to the Participant (or Participant’s heirs, legatees or legal representative, as the case may be) upon the Participant’s exercise of part or all of the Award or receipt of an Award and a stop transfer order may be placed with the transfer agent. Each Award shall also be subject to the requirement that, if at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares subject to the Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of or in connection with, the issuance or purchase of the shares thereunder, the Award may not be exercised in whole or in part and the restrictions on an Award may not be removed unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion. The Participant shall provide the Company with any certificates, representations and information that the Company requests and shall otherwise cooperate with the Company in obtaining any listing, registration, qualification, consent or approval that the Company deems necessary or appropriate. The Company shall not be obligated to take any affirmative action in order to cause the exercisability or vesting of an Award, to cause the exercise of an Award or the issuance of shares pursuant thereto, or to cause the grant of Award to comply with any law or regulation of any governmental authority.

(c) Withholding.  The Committee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the grant or exercise of an Award, or the removal of restrictions on an Award including, but not limited to: (i) the withholding of delivery of shares of Common Stock until the holder reimburses the Company for the amount the Company is required to withhold with respect to such taxes; (ii) the canceling of any number of shares of Common Stock issuable in an amount sufficient to reimburse the Company for the amount it is required to so withhold; (iii) withholding the amount due from any such person’s wages or compensation due to such person; or (iv) requiring the Participant to pay the Company cash in the amount the Company is required to withhold with respect to such taxes.

(d) Governing Law.  The Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

15.	GENERAL PROVISIONS

(a) Award Agreements.  All Awards granted pursuant to the Plan shall be evidenced by an Award Agreement. Each Award Agreement shall specify the terms and conditions of the Award granted and shall contain any additional provisions as the Committee shall deem appropriate, in its sole and absolute discretion (including, to the extent that the Committee deems appropriate, provisions relating to confidentiality, non-competition, non-solicitation and similar matters). The terms of each Award Agreement need not be identical for Eligible Individuals provided that all Award Agreements comply with the terms of the Plan.

(b) Purchase Price.  To the extent the purchase price of any Award granted hereunder is less than par value of a share of Common Stock and such purchase price is not permitted by applicable law, the per share purchase price shall be deemed to be equal to the par value of a share of Common Stock.

(c) Dividends and Dividend Equivalents.  Except as provided by the Committee in its sole and absolute discretion or as otherwise provided in Section 5(d) and subject to Section 8(e) of the Plan, a Participant shall not be entitled to receive, currently or on a deferred basis, cash or stock dividends, Dividend Equivalents, or cash payments in amounts equivalent to cash or stock dividends on shares of Commons Stock covered by an Award which has not vested or an Option. The Committee in its absolute and sole discretion may credit a Participant’s Award with Dividend Equivalents with respect to any Awards. To the extent that dividends and distributions relating to an Award are held in escrow by the Company, or Dividend Equivalents are credited to an Award, a Participant shall not be entitled to any interest on any such amounts. The Committee may not grant Dividend Equivalents to an Award subject to performance-based vesting to the extent that the grant of such Dividend Equivalents would limit the Company’s deduction of the compensation payable under such Award for federal tax purposes pursuant to Code Section 162(m).

(d) Deferral of Awards.  The Committee may from time to time establish procedures pursuant to which a Participant may elect to defer, until a time or times later than the vesting of an Award, receipt of all or a portion of the shares of Common Stock or cash subject to such Award and to receive Common Stock or cash at such later time or times, all on such terms and conditions as the Committee shall determine. The Committee shall not permit the deferral of an Award unless counsel for GEO determines that such action will not result in adverse tax consequences to a Participant under Section 409A of the Code. If any such deferrals are permitted, then notwithstanding anything to the contrary herein, a Participant who elects to defer receipt of Common Stock shall not have any rights as a shareholder with respect to deferred shares of Common Stock unless and until shares of Common Stock are actually delivered to the Participant with respect thereto, except to the extent otherwise determined by the Committee.

(e) Prospective Employees.  Notwithstanding anything to the contrary, any Award granted to a Prospective Employee shall not become vested prior to the date the Prospective Employee first becomes an employee of the Company.

(f) Issuance of Certificates; Shareholder Rights.  GEO shall deliver to the Participant a certificate evidencing the Participant’s ownership of shares of Common Stock issued pursuant to the exercise of an Award as soon as administratively practicable after satisfaction of all conditions relating to the issuance of such shares. A Participant shall not have any of the rights of a shareholder with respect to such Common Stock prior to satisfaction of all conditions relating to the issuance of such Common Stock, and, except as expressly provided in the Plan, no adjustment shall be made for dividends, distributions or other rights of any kind for which the record date is prior to the date on which all such conditions have been satisfied.

(g) Transferability of Awards.  A Participant may not Transfer an Award other than by will or the laws of descent and distribution. Awards may be exercised during the Participant’s lifetime only by the Participant. No Award shall be liable for or subject to the debts, contracts, or liabilities of any Participant, nor shall any Award be subject to legal process or attachment for or against such person. Any purported Transfer of an Award in contravention of the provisions of the Plan shall have no force or effect and shall be null and void, and the purported transferee of such Award shall not acquire any rights with respect to such Award. Notwithstanding anything to the contrary, the Committee may in its sole and absolute discretion permit the Transfer of an Award to a Participant’s “family member” as such term is defined in the Form 8 Registration Statement under the Securities Act of 1933, as amended, under such terms and conditions as specified by the Committee. In such case, such Award shall be exercisable only by the transferee approved of by the Committee. To the extent that the Committee permits the Transfer of an Incentive Stock Option to a “family member”, so that such Option fails to continue to satisfy the requirements of an incentive stock option under the Code such Option shall automatically be re-designated as a Non-Qualified Stock Option.

(h) Buyout and Settlement Provisions.  Except as prohibited in Section 6(d) of the Plan, the Committee may at any time on behalf of GEO offer to buy out any Awards previously granted based on such terms and conditions as the Committee shall determine which shall be communicated to the Participants at the time such offer is made.

(i) Use of Proceeds.  The proceeds received by GEO from the sale of Common Stock pursuant to Awards granted under the Plan shall constitute general funds of GEO.

(j) Modification or Substitution of an Award.  Subject to the terms and conditions of the Plan, the Committee may modify outstanding Awards. Notwithstanding the following, no modification of an Award shall adversely affect any rights or obligations of the Participant under the applicable Award Agreement without the Participant’s consent. The Committee in its sole and absolute discretion may rescind, modify, or waive any vesting requirements or other conditions applicable to an Award. Notwithstanding the foregoing, without the approval of the shareholders of GEO in accordance with applicable law, an Award may not be modified to reduce the exercise price thereof nor may an Award at a lower price be substituted for a surrender of an Award, provided that (i) the foregoing shall not apply to adjustments or substitutions in accordance with Section 5 or Section 12, and (ii) if an Award is modified, extended or renewed and thereby deemed to be in issuance of a new Award under the Code or the applicable accounting rules, the exercise price of such Award may continue to be the original Exercise Price even if less than Fair Market Value of the Common Stock at the time of such modification, extension or renewal. Notwithstanding anything to the contrary in this Section 15(j), unless provided for elsewhere in the Plan, there shall be no modification or substitution of an Award pursuant to this Section 15(j), to the extent such modification or substitution adversely affects the GEO unless such modification or substitution is: (A) approved by GEO’s shareholders; (B) required by any law or regulation of any governmental authority; (C) is in connection with death or Disability of a Participant; (D) is in connection with termination of employment or other service of a Participant; (E) in connection with Change in Control of GEO; or (F) in connection with an event described in Section 5(f) of the Plan.

(k) Amendment and Termination of Plan.  The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Common Stock as to which Awards have not been granted; provided, however, that the approval of the shareholders of GEO in accordance with applicable law and the Articles of Incorporation and Bylaws of GEO shall be required for any amendment: (i) that changes the class of individuals eligible to receive

Awards under the Plan: (ii) that increases the maximum number of shares of Common Stock in the aggregate that may be subject to Awards that are granted under the Plan (except as permitted under Section 5 or Section 12 hereof): (iii) the approval of which is necessary to comply with federal or state law (including without limitation Section 162(m) of the Code and Rule 16b-3 under the Exchange Act) or with the rules of any stock exchange or automated quotation system on which the Common Stock may be listed or traded; or (iv) that proposed to eliminate a requirement provided herein that the shareholders of GEO must approve an action to be undertaken under the Plan. Except as permitted under Section 5 or Section 12 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the holder of an Award, alter or impair rights or obligations under any Award theretofore granted under the Plan. Awards granted prior to the termination of the Plan may extend beyond the date the Plan is terminated and shall continue subject to the terms of the Plan as in effect on the date the Plan is terminated.

(l) Section 409A of the Code.  With respect to Awards subject to Section 409A of the Code, this Plan is intended to comply with the requirements of such Section, and the provisions hereof shall be interpreted in a manner that satisfies the requirements of such Section and the related regulations, and the Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

(m) Notification of 83(b) Election.  If in connection with the grant of any Award, any Participant makes an election permitted under Code Section 83(b), such Participant must notify GEO in writing of such election within ten (10) days of filing such election with the Internal Revenue Service.

(n) Detrimental Activity.  All Awards shall be subject to cancellation by the Committee in accordance with the terms of this Section 15(n) if the Participant engages in any Detrimental Activity. To the extent that a Participant engages in any Detrimental Activity at any time prior to, or during the one year period after, any exercise or vesting of an Award but prior to a Change in Control, the Company shall, upon the recommendation of the Committee, in its sole and absolute discretion, be entitled to (i) immediately terminate and cancel any Awards held by the Participant that have not yet been exercised, and/or (ii) with respect to Awards of the Participant that have been previously exercised, recover from the Participant at any time within two (2) years after such exercise but prior to a Change in Control (and the Participant shall be obligated to pay over to the Company with respect to any such Award previously held by such Participant): (A) with respect to any Options exercised, an amount equal to the excess of the Fair Market Value of the Common Stock for which any Option was exercised over the Exercise Price paid (regardless of the form by which payment was made) with respect to such Option; (B) with respect to any Award other than an Option, any shares of Common Stock granted and vested pursuant to such Award, and if such shares are not still owned by the Participant, the Fair Market Value of such shares on the date they were issued, or if later, the date all vesting restrictions were satisfied; and (C) any cash or other property (other than Common Stock) received by the Participant from the Company pursuant to an Award. Without limiting the generality of the foregoing, in the event that a Participant engages in any Detrimental Activity at any time prior to any exercise of an Award and the Company exercises its remedies pursuant to this Section 15(n) following the exercise of such Award, such exercise shall be treated as having been null and void, provided that the Company will nevertheless be entitled to recover the amounts referenced above.

(o) Disclaimer of Rights.  No provision in the Plan, any Award granted hereunder, or any Award Agreement entered into pursuant to the Plan shall be construed to confer upon any individual the right to remain in the employ of or other service with the Company or to interfere in any way with the right and authority of the Company either to increase or decrease the compensation of any individual, including any holder of an Award, at any time, or to terminate any employment or other relationship between any individual and the Company. The grant of an Award pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

(p) Unfunded Status of Plan.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to such Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

(q) Nonexclusivity of Plan.  The adoption of the Plan shall not be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or individuals) as the Board in its sole and absolute discretion determines desirable.

(r) Other Benefits.  No Award payment under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any agreement between a Participant and the Company, nor affect any benefits under any other benefit plan of the Company now or subsequently in effect under which benefits are based upon a Participant’s level of compensation.

(s) Headings.  The section headings in the Plan are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(t) Pronouns.  The use of any gender in the Plan shall be deemed to include all genders, and the use of the singular shall be deemed to include the plural and vice versa, wherever it appears appropriate from the context.

(u) Successors and Assigns.  The Plan shall be binding on all successors of the Company and all successors and permitted assigns of a Participant, including, but not limited to, a Participant’s estate, devisee, or heir at law.

(v) Severability.  If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

(w) Notices.  Any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered by hand, to GEO, to its principal place of business, attention: John J. Bulfin, General Counsel, The GEO Group Inc., and if to the holder of an Award, to the address as appearing on the records of the Company.

ANNEX A

DEFINITIONS

“Award” means any Common Stock, Option, Performance Share, Performance Unit, Restricted Stock, Stock Appreciation Right or any other award granted pursuant to the Plan.

“Award Agreement” means a written agreement entered into by GEO and a Participant setting forth the terms and conditions of the grant of an Award to such Participant.

“Board” means the board of directors of GEO.

“Cause” means, with respect to a termination of employment or other service with the Company, a termination of employment or other service due to a Participant’s dishonesty, fraud, insubordination, willful misconduct, refusal to perform services (for any reason other than illness or incapacity) or materially unsatisfactory performance of the Participant’s duties for the Company; provided, however, that if the Participant and the Company have entered into an employment agreement or consulting agreement which defines the term Cause, the term Cause shall be defined in accordance with such agreement with respect to any Award granted to the Participant on or after the effective date of the respective employment or consulting agreement. The Committee shall determine in its sole and absolute discretion whether Cause exists for purposes of the Plan.

“Change in Control” shall be deemed to occur upon:

(a)	any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than GEO, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of GEO in substantially the same proportions as their ownership of common stock of GEO), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of GEO representing thirty percent (30%) or more of the combined voting power of GEO’s then outstanding securities;

(b)	during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) of this Section) whose election by the Board or nomination for election by GEO’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c)	a merger, consolidation, reorganization, or other business combination of GEO with any other entity, other than a merger or consolidation which would result in the voting securities of GEO outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of GEO or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of GEO (or similar transaction) in which no person acquires more than twenty-five percent (25%) of the combined voting power of GEO’s then outstanding securities shall not constitute a Change in Control; or

(d)	the shareholders of GEO approve a plan of complete liquidation of GEO, and such liquidation occurs, or the consummation of the sale or disposition by GEO of all or substantially all of GEO’s assets other than (x) the sale or disposition of all or substantially all of the assets of GEO to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of GEO at the time of the sale or (y) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the shareholders of GEO.

However, to the extent that Section 409A of the Code would cause an adverse tax consequence to a Participant using the above definition, the term “Change in Control” shall have the meaning ascribed to the phrase “Change in the

Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Proposed Regulation 1.409A-3(g)(5), as revised from time to time in either subsequent proposed or final regulations, and in the event that such regulations are withdrawn or such phrase (or a substantially similar phrase) ceases to be defined, as determined by the Committee.

“Change in Control Price” means the price per share of Common Stock paid in any transaction related to a Change in Control of GEO.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means a committee or sub-committee of the Board consisting of two or more members of the Board, none of whom shall be an officer or other salaried employee of the Company, and each of whom shall qualify in all respects as a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, and as an “outside director” for purposes of Code Section 162(m). If no Committee exists, the functions of the Committee will be exercised by the Board; provided, however, that a Committee shall be created prior to the grant of Awards to a Covered Employee and that grants of Awards to a Covered Employee shall be made only by such Committee. Notwithstanding the foregoing, with respect to the grant of Awards to non-employee directors, the Committee shall be the Board.

“Common Stock” means the common stock, par value $0.01 per share, of GEO.

“Company” means The GEO Group, Inc., a Florida corporation, the subsidiaries of The GEO Group, Inc., and all other entities whose financial statements are required to be consolidated with the financial statements of The GEO Group, Inc. pursuant to United States generally accepted accounting principles, and any other entity determined to be an affiliate of The GEO Group, Inc. as determined by the Committee in its sole and absolute discretion.

“Covered Employee” means “covered employee” as defined in Code Section 162(m)(3).

“Covered Individual” means any current or former member of the Committee, any current or former officer or director of the Company, or any individual designated pursuant to Section 4(c).

“Detrimental Activity” means any of the following: (i) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without written authorization from the Company, of any confidential information or proprietary information, relating to the business of the Company, acquired by a Participant prior to a termination of the Participant’s employment or service with the Company; (ii) activity while employed or providing services that is classified by the Company as a basis for a termination for Cause; (iii) the Participant’s Disparagement, or inducement of others to do so, of the Company or its past or present officers, directors, employees or services; or (iv) any other conduct or act determined by the Committee, in its sole discretion, to be injurious, detrimental or prejudicial to the interests of the Company. For purposes of subparagraph (i) above, the Chief Executive Officer and the General Counsel of the Company shall each have authority to provide the Participant with written authorization to engage in the activities contemplated thereby and no other person shall have authority to provide the Participant with such authorization.

“Disability” means a “permanent and total disability” within the meaning of Code Section 22(e)(3); provided, however, that if a Participant and the Company have entered into an employment or consulting agreement which defines the term Disability for purposes of such agreement, Disability shall be defined pursuant to the definition in such agreement with respect to any Award granted to the Participant on or after the effective date of the respective employment or consulting agreement. The Committee shall determine in its sole and absolute discretion whether a Disability exists for purposes of the Plan.

“Disparagement” means making any comments or statements to the press, the Company’s employees, clients or any other individuals or entities with whom the Company has a business relationship, which could adversely affect in any manner: (i) the conduct of the business of the Company (including, without limitation, any products or business plans or prospects), or (ii) the business reputation of the Company or any of its products, or its past or present officers, directors or employees.

“Dividend Equivalents” means an amount equal to the cash dividends paid by the Company upon one share of Common Stock subject to an Award granted to a Participant under the Plan.

“Effective Date” shall mean May 4, 2006 (the date that the Plan was originally approved by the shareholders of GEO in accordance with applicable law) or such later date as provided in the resolutions adopting the Plan.

“Eligible Individual” means any employee, officer, director (employee or non-employee director) or consultant of the Company and any Prospective Employee to whom Awards are granted in connection with an offer of future employment with the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Price” means the purchase price per share of each share of Common Stock subject to an Award.

“Fair Market Value” means, unless otherwise required by the Code, as of any date, the last sales price reported for the Common Stock on the day immediately prior to such date (i) as reported by the national securities exchange in the United States on which it is then traded, or (ii) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the National Association of Securities Dealers, Inc., or if the Common Stock shall not have been reported or quoted on such date, on the first day prior thereto on which the Common Stock was reported or quoted; provided, however, that the Committee may modify the definition of Fair Market Value to reflect any changes in the trading practices of any exchange or automated system sponsored by the National Association of Securities Dealers, Inc. on which the Common Stock is listed or traded. If the Common Stock is not readily traded on a national securities exchange or any system sponsored by the National Association of Securities Dealers, Inc., the Fair Market Value shall be determined in good faith by the Committee.

“GEO” means The GEO Group, Inc., a Florida corporation.

“Grant Date” means the date on which the Committee approves the grant of an Award or such later date as is specified by the Committee and set forth in the applicable Award Agreement.

“Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422.

“Non-Employee Director” means a director of GEO who is not an active employee of the Company.

“Non-Qualified Stock Option” means an Option which is not an Incentive Stock Option.

“Option” means an option to purchase Common Stock granted pursuant to Sections 6 of the Plan.

“Participant” means any Eligible Individual who holds an Award under the Plan and any of such individual’s successors or permitted assigns.

“Performance Goals” means the specified performance goals which have been established by the Committee in connection with an Award.

“Performance Period” means the period during which Performance Goals must be achieved in connection with an Award granted under the Plan.

“Performance Share” means a right to receive a fixed number of shares of Common Stock, or the cash equivalent, which is contingent on the achievement of certain Performance Goals during a Performance Period.

“Performance Unit” means a right to receive a designated dollar value, or shares of Common Stock of the equivalent value, which is contingent on the achievement of Performance Goals during a Performance Period.

“Person” shall mean any person, corporation, partnership, joint venture or other entity or any group (as such term is defined for purposes of Section 13(d) of the Exchange Act), other than a Parent or Subsidiary.

“Plan” means this Amended and Restated The GEO Group, Inc. 2006 Stock Incentive Plan.

“Prospective Employee” means any individual who has committed to become an employee of the Company within sixty (60) days from the date an Award is granted to such individual.

“Restricted Stock” means Common Stock subject to certain restrictions, as determined by the Committee, and granted pursuant to Section 8 hereunder.

“Section 424 Employee” means an employee of GEO or any “subsidiary corporation” or “parent corporation” as such terms are defined in and in accordance with Code Section 424. The term “Section 424 Employee” also includes employees of a corporation issuing or assuming any Options in a transaction to which Code Section 424(a) applies.

“Stock Appreciation Right” means the right to receive all or some portion of the increase in value of a fixed number of shares of Common Stock granted pursuant to Section 7 hereunder.

“Transfer” means, as a noun, any direct or indirect, voluntary or involuntary, exchange, sale, bequeath, pledge, mortgage, hypothecation, encumbrance, distribution, transfer, gift, assignment or other disposition or attempted disposition of, and, as a verb, directly or indirectly, voluntarily or involuntarily, to exchange, sell, bequeath, pledge, mortgage, hypothecate, encumber, distribute, transfer, give, assign or in any other manner whatsoever dispose or attempt to dispose of.

The GEO Group, Inc.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your Voting Instruction Form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by The GEO Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your Voting Instruction Form in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your Voting Instruction Form and return it in the postage-paid envelope we have provided or return it to The GEO Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: GEOGR1 KEEP THIS PORTION FOR YOUR RECORDS

THIS VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

THE GEO GROUP, INC.

The Board of Directors recommends a vote FOR Proposals 1, 2 and 3, and AGAINST Proposal 4.

Vote On Directors

1. ELECTION OF DIRECTORS

Nominees:
(01) Wayne H. Calabrese
(02) Norman A. Carlson
(03) Anne N. Foreman
(04) Richard H. Glanton
(05) John M. Palms
(06) John M. Perzel
(07) George C. Zoley

For All	Withhold All	For All Except
▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Vote On Proposals

	For	Against	Abstain
2. To ratify the appointment of Grant Thornton LLP as our independent certified public accountants of The Geo Group, Inc.	▢	▢	▢
3. To approve an amendment to The Geo Group, Inc. 2006 Stock Incentive Plan.	▢	▢	▢
4. To request that the Company discloses, on a semi-annual basis, political contributions and expenditures made with corporate funds, both direct and indirect, as well as the policies and procedures for such contributions and expenditures.	▢	▢	▢

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated. ▢

	Yes	No
Please indicate if you plan to attend this meeting.	▢	▢

Please mark, sign, date and return this Proxy card promptly using the enclosed envelope.

Please sign exactly as your name or names appear(s) below. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

VOTEBYINTERNET-www.proxyvote.comUsethe Internettotransmityourvotinginstructionsand forelectronicdeliveryofinformationupuntil 11:59P.M.EasternTimethedaybeforethe cut-offdateormeetingdate.HaveyourVoting InstructionForminhandwhenyouaccessthe websiteandfollowtheinstructionstoobtain yourTHEGEOGROUP,INC.?recordsandtocreate anelectronicvotinginstructionform.621NW53 RDSTREETELECTRONICDELIVERYOFFUTURESHAREHOLDER COMMUNICATIONSIfyouwouldliketoreducethe costsincurredbyTheGEOGroup,Inc.in SUITE700?mailingproxymaterials,youcanconsent toreceivingallfutureproxyBOCARATON,FL 33487?statements,proxycardsandannualreports electronicallyviae-mailortheInternet.Tosign upforelectronicdelivery,pleasefollowthe instructionsabovetovoteusingtheInternetand, whenprompted,indicatethatyouagreetoreceive oraccessshareholdercommunicationselectronicallyin futureyears.VOTEBYPHONE-1-800-690-6903Use anytouch-tonetelephonetotransmityourvoting instructionsupuntil11:59P.M.EasternTimethe daybeforethecut-offdateormeetingdate. HaveyourVotingInstructionForminhandwhen youcallandthenfollowtheinstructions.VOTE BYMAILMark,signanddateyourVoting InstructionFormandreturnitinthepostage-paid envelopewehaveprovidedorreturnittoThe GEOGroup,Inc.,c/oBroadridge,51MercedesWay, Edgewood,NY11717.Forinformationonhowto obtaindirectionstobeabletoattendthe meetingandvoteinpersoncontactourDirector ofCorporateCommunicationsat561-999-7306.TOVOTE, MARKBLOCKSBELOWINBLUEORBLACKINKAS FOLLOWS:?GEOGR1?KEEPTHISPORTIONFORYOURRECORDSDETACH ANDRETURNTHISPORTIONONLYTHISVOTING INSTRUCTIONFORMISVALIDONLYWHENSIGNEDAND DATED.THEGEOGROUP,INC.TheBoardof DirectorsrecommendsavoteFORProposals1,2 and3,andAGAINSTProposal4.VoteOn Directors?ForWithholdForAll?Towithholdauthorityto voteforanyindividual1.?ELECTIONOFDIRECTORS?All?All Except?nominee(s),mark“ForAllExcept”andwrite theNominees:(01)WayneH.Calabrese?number(s)of thenominee(s)onthelinebelow.(02)Norman A.Carlson(03)AnneN.Foreman(04)Richard H.Glanton?000(05)JohnM.Palms(06) JohnM.Perzel(07)GeorgeC.ZoleyVoteOn Proposals?ForAgainstAbstain2.?Toratifythe appointmentofGrantThorntonLLP?5.Intheir discretion,theProxiesareauthorizedtovoteupon suchotherasourindependentcertifiedpublic accountants000?businessasmayproperlycome beforethemeeting.ofTheGeoGroup,Inc. 3.?ToapproveanamendmenttoTheGeoGroup, 000Inc.2006StockIncentivePlan.4.?To requestthattheCompanydiscloses,ona semi-annualbasis,politicalcontributionsand00 0Pleasesignexactlyasyournameornames appear(s)below.Forexpendituresmadewithcorporate funds,both?jointaccounts,eachownershouldsign. Whensigningasexecutor,directandindirect,as wellasthepoliciesand?administrator,attorney,trustee orguardian,etc.,pleasegiveyourproceduresfor suchcontributionsand?fulltitle.expenditures.For addresschangesand/orcomments,pleasecheckthis box?0andwritethemonthebackwhere indicated.?YesNoPleaseindicateifyouplanto attendthismeeting.?00Pleasemark,sign,date andreturnthisProxycardpromptlyusingthe enclosedenvelope.Signature[PLEASESIGNWITHIN BOX]?Date?Signature(JointOwners)?Date

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		**Telephone**		**Mail**
http://www.proxyvote.com Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	**OR**	**1-800-690-6903** Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you access the web site.	**OR**	Mark, sign and date your proxy card and return it in the postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

▼ **FOLD AND DETACH HERE** ▼

The GEO Group, Inc.

One Park Place
621 NW 53rd Street, Suite 700, Boca Raton, Florida 33487
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints George C. Zoley as Proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side, all the shares of Common Stock of The GEO Group, Inc. held of record by the undersigned on March 3, 2009, at the Annual Meeting of Shareholders to be held at the Boca Raton Resort & Club, 501 East Camino Real, Boca Raton, Florida, at 9:00 A.M. (EDT), April 29, 2009, or at any adjournment thereof.

This Voting Instruction Form also instructs MassMutual Financial Group as Trustee of The GEO Group, Inc. 401(k) Plan, to vote in person or by Proxy at the Annual Meeting of Shareholders, all the shares of Common Stock of The GEO Group, Inc. for which the undersigned shall be entitled to instruct in the manner appointed on the other side hereof.

MassMutual Financial Group will vote the shares represented by this Voting Instruction Form that is properly completed, signed, and received by MassMutual Financial Group before 5:00 p.m. EDT on April 27, 2009. Please note that if this Voting Instruction Form is not properly completed and signed, or if it is not received by The Trustee as indicated above, shares allocated to a participant's account will not be voted. MassMutual Financial Group will hold your voting instructions in complete confidence except as may be necessary to meet legal requirements.

MassMutual Financial Group makes no recommendation regarding any voting instruction.

This Proxy is solicited by the Board of Directors and will be voted in accordance with the instructions specified on the reverse side. If no instructions are specified, this Proxy will be voted FOR Proposals 1, 2 and 3, and AGAINST Proposal 4. On any other business which may properly come before the meeting, the shares will be voted in accordance with the judgment of the person named as proxy.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued, and to be signed, on other side.)

VotebyInternetorTelephoneorMail24 HoursaDay,7DaysaWeekInternetand telephonevotingisavailablethrough11:59PM EasternTimethedaypriortoannualmeeting day.YourInternetortelephonevoteauthorizesthe namedproxiestovoteyoursharesinthesame mannerasifyoumarked,signedandreturned yourproxycard.Internet?Telephone?Mail http://www.proxyvote.com?OR?1-800-690-6903?ORUsetheInternetto voteyourproxy.?Useanytouch-tonetelephoneto vote?Mark,signanddateyourproxycardHave yourproxycardinhandwhen?yourproxy.Have yourproxycardin?andreturnitinthe postage-paidyouaccessthewebsite.?handwhenyou accessthewebsite.?envelope.Ifyouvoteyour proxybyInternetorbytelephone,youdoNOT needtomailbackyourproxycard.Important NoticeRegardingtheAvailabilityofProxyMaterials fortheAnnualMeeting:TheNoticeandProxy StatementandAnnualReportareavailableat www.proxyvote.com.FOLDANDDETACHHERE?The GEOGroup,Inc.OneParkPlace621NW53rd Street,Suite700,BocaRaton,Florida33487This ProxyisSolicitedonBehalfoftheBoardof DirectorsTheundersignedherebyappointsGeorgeC. ZoleyasProxy,withthepowertoappointhis substitute,andherebyauthorizeshimtorepresent andtovote,asdesignatedonthereverse side,allthesharesofCommonStockofThe GEOGroup,Inc.heldofrecordbythe undersignedonMarch3,2009,attheAnnual MeetingofShareholderstobeheldatthe BocaRatonResort&Club,501EastCamino Real,BocaRaton,Florida,at9:00A.M.(EDT), April29,2009,oratanyadjournmentthereof. ThisVotingInstructionFormalsoinstructsMassMutual FinancialGroupasTrusteeofTheGEOGroup, Inc.401(k)Plan,tovoteinpersonorby ProxyattheAnnualMeetingofShareholders,all thesharesofCommonStockofTheGEOGroup, Inc.forwhichtheundersignedshallbeentitled toinstructinthemannerappointedonthe othersidehereof.MassMutualFinancialGroupwill votethesharesrepresentedbythisVoting InstructionFormthatisproperlycompleted,signed, andreceivedbyMassMutualFinancialGroupbefore 5:00p.m.EDTonApril27,2009.Pleasenote thatifthisVotingInstructionFormisnot properlycompletedandsigned,orifitis notreceivedbyTheTrusteeasindicatedabove, sharesallocatedtoaparticipant’saccountwill notbevoted.MassMutualFinancialGroupwillhold yourvotinginstructionsincompleteconfidenceexcept asmaybenecessarytomeetlegalrequirements. MassMutualFinancialGroupmakesnorecommendation regardinganyvotinginstruction.ThisProxyis solicitedbytheBoardofDirectorsandwill bevotedinaccordancewiththeinstructions specifiedonthereverseside.Ifnoinstructions arespecified,thisProxywillbevotedFOR Proposals1,2and3,andAGAINSTProposal4. Onanyotherbusinesswhichmayproperlycome beforethemeeting,theshareswillbevoted inaccordancewiththejudgmentoftheperson namedasproxy.AddressChanges/Comments: (IfyounotedanyAddressChanges/Comments above,pleasemarkcorrespondingboxonthereverse side.)(Continued,andtobesigned,onother side.)